As filed with the Securities and Exchange Commission
on January 6, 1998
                                                        Registration No.
===================================


            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549
                 ------------------------

                         FORM S-1
                  REGISTRATION STATEMENT
                           UNDER
                THE SECURITIES ACT OF 1933

                --------------------------
                        H D N, INC.
             ---------------------------------
  (Exact Name of registrant as specified in its charter)

Delaware                        52-2008972                        7812

(State or other              (I.R.S. Employer            (Primary Standard
jurisdiction of             Identification Number        Standard Industrial
incorporation or                                         Classification Code
Number)
organization

                 1813 Marsh Road, Suite H
                Wilmington, Delaware 19810
                       302/529-5562
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Donald Mattei, President
                        H D N, Inc.
                 1813 Marsh Road, Suite H
                Wilmington, Delaware 19810
                       302/529-5562
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:   Cassidy & Associates, 1504 R Street, N.W.
              Washington, D.C. 20009, 202/387-5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, check the following box.  / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration statement for the same offering.   /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  /   /


              CALCULATION OF REGISTRATION FEE

                                    Proposed    Maximum
Title of Each         Amount        Offering    Aggregate     Amount of
Class of Securities   to be         Price/      Offering      Registration
to be Registered      Registered    Share       Price         Fee

Units consisting of   2,000,000     $5.00       $10,000,000   $3,030
1 share of common
stock and 1 warrant

Shares of Common      2,000,000     NA          NA            NA
Stock contained
in Units

Warrants contained    2,000,000     NA          NA            NA
in Units

Shares of Common      2,000,000     6.50       13,000,000    3,939
Stock underlying
Warrants

Shares of Common      3,246,524     1.25       3,500,000     1,000
Stock held by
Selling security-
holders(2)

Shares of Common        250,000     1.00         250,000       75
Stock underlying
Warrant

Total                                         $26,750,000    $8,105(3)


(1)  Based on Rule 457(f)(2).
(2)  Shares of Common Stock to be sold by Selling Securityholders.
(3)  Paid by electronic transfer.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


           [Legend for Red Herring Prospectuses]

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


PROSPECTUS
Subject to Completion, Dated December ____, 1997

                           H D N, INC.

   2,000,000 Units, 2,000,000 Shares of Common Stock and
   2,000,000 Redeemable Warrants contained in the Units,
 2,000,000 Shares of Common Stock underlying such Warrants


     HDN, Inc., a development stage Delaware corporation (the
"Company"), is offering for sale 2,000,000 units (the "Units"), each Unit consisting of one share of common stock of the Company, par value $.001 per share (the "Common Stock") and one redeemable warrant (the "Warrants"). The Units, the Common Stock, the Warrants and the
Common Stock issuable upon exercise thereof may be collectively referred to hereinafter as the "Securities."

     The Company offers a "high-tech" approach to dating interlinking the use of the Internet and cable television infomercials. The Company produces and broadcasts the Home Dating Network(sm) infomercial, a professionally-produced 30-minute dating and entertainment infomercial containing short video personal profiles of individual Home Dating Network members to which interested viewers can respond using the Company's "800" or "900" telephone numbers to leave a personal and confidential mailbox message directed to a particular personal profile. The Company also maintains a website on the Internet correlating additional information regarding the dating and entertainment suggestions aired on the infomercial and offering chat rooms, bulletin boards and posted individual Home Dating Network(sm) member personal profiles. In order to post a personal profile on the Company's website or review those posted thereon, a person must join the Home Dating Network(sm). Posted members' profiles contain e-mail addresses for contact between members. Members are charged monthly membership dues. See "THE COMPANY."

     The Common Stock and the Warrants contained in the Units may be separately transferred immediately upon the effective date (the "Effective Date") of the registration statement of which this Prospectus is a part (the "Registration Statement"). Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.50 per share, subject to adjustment from time to time, for a period of five years commencing on the Effective Date. The Warrants are subject to redemption by the Company commencing one year from the date of this Prospectus at a price of $.001 per Warrant on 30 days' written notice if the closing bid price of the Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $8.00 per share (subject to adjustment). The exercise price and maturity date of the Warrants are subject to adjustment at the discretion of the Company. See "DESCRIPTION OF SECURITIES." The
Company is attempting to locate an underwriter for the sale of the Units. As of the date hereof, the Company has not located any such underwriter and there can be no assurance that the Company will be able to do so.
In such event, the Units will be offered for sale by the officers and directors of the Company who will not receive any remuneration for such sales. The officers and directors are relying on the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934 (the "Exchange Act") in the sale by them of the sale of the Units. See "PLAN OF
DISTRIBUTION".

     The Company is a recently formed, development stage corporation, with limited operations and revenues and with limited capital. Prior to the Company's offering of the Securities as described herein, there has been no public market for the Units, the Common Stock or the Warrants, and no assurances may be given that a public market will develop following completion of this Offering or that, if any such market does develop, it will be sustained. It is currently anticipated that the offering price of the Units will be $5.00 per Unit. The offering price of the Units and the exercise price of the Warrants were determined arbitrarily by the Company and are not necessarily related to asset or book value, net worth or any other established criteria of value. See "PLAN OF DISTRIBUTION". The Company will receive the proceeds
(net of certain expenses) of the Offering of the Securities, including exercise of the Warrants. See "USE OF PROCEEDS."

     The Registration Statement of which this Prospectus is a part also relates to the offer and sale of (i) 2,000,000 shares of Common Stock held by a securityholder of the Company; (ii) 250,000 shares of Common
Stock underlying a common stock purchase warrant held by a securityholder of the Company; and (iii) 1,246,524 shares of Common
Stock of the Company held or to be held by certain securityholders of the Company upon conversion of the 155,815.5 shares of 11.25% cumulative convertible Preferred Stock (the "Convertible Preferred Stock") held by such securityholders (collectively referred throughout as the "Selling Securityholders"). The securities being offered by the Selling Securityholders are expected to become tradeable on or about the date of this Prospectus. Sales of the securities being offered by Selling Securityholders, or even the potential of such sales, may have an adverse effect on the market price of tityholders will receive the proceeds from the sale of the securities being offered by them. The Company will not receive any of the proceeds from such sales. The Selling
Securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their securities on terms to be determined at the time of sale. See "PLAN OF DISTRIBUTION." The
Selling Securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the securities being offered by them pursuant hereto.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  See
"RISK FACTORS" CONTAINED IN THIS PROSPECTUS BEGINNING
ON PAGE 7.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

                Price        Underwriting Discounts      Proceeds to
                to public    and Commissions(2)          Company(3)

Per Unit        $ 5.00       N.A.                        $ 5.00
Total           $ 5.00       N.A.                        $ 5.00

(1) The officers and directors of the Company are offering the Units for sale. If an underwriter is used, of which there can be no assurance, discounts or commissions are not anticipated to exceed 10% of the offering price.
(2) Does not include an estimated $130,000 in expenses of issuance and distribution of this Offering. See "BUSINESS-- Shareholder Loan".



The date of this Prospectus is January ____, 1998.



     CERTAIN SECURITIES DESCRIBED HEREIN ARE OFFERED
SUBJECT TO PRIOR SALE, WITHDRAWAL, CANCELLATION OR
MODIFICATION OF THE OFFERING, WITHOUT NOTICE.  IN
ADDITION, THE RIGHT IS RESERVED TO CANCEL ANY
CONFIRMATION OF SALE EVEN IF THE PURCHASE PRICE HAS
BEEN PAID, IF IN THE OPINION OF THE COMPANY OR ANY
PARTICIPATING BROKER-DEALER, COMPLETION OF SUCH SALE
WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A
RULE OR POLICY OF THE NATIONAL ASSOCIATION OF
SECURITIES DEALERS, INC.

     FOLLOWING THE COMPLETION OF THIS OFFERING,
CERTAIN BROKER-DEALERS MAY BE THE PRINCIPAL
MARKETMAKERS FOR THE SECURITIES OFFERED HEREBY.
UNDER THESE CIRCUMSTANCES, THE MARKET BID AND ASKED
PRICES FOR THE SECURITIES MAY BE SIGNIFICANTLY
INFLUENCED BY DECISIONS OF THE MARKETMAKERS TO BUY
OR SELL THE SECURITIES FOR THEIR OWN ACCOUNT.  NO
ASSURANCE CAN BE GIVEN THAT ANY MARKETMAKING
ACTIVITIES OF THE MARKET MAKERS, IF COMMENCED, WILL
BE CONTINUED.

     FOR A PERIOD OF AT LEAST ONE YEAR FOLLOWING
CLOSING OF THIS OFFERING, THE COMPANY WILL BE
REQUIRED BY THE SECURITIES EXCHANGE ACT OF 1934 TO
FILE PERIODIC REPORTS AND OTHER INFORMATION WITH
THE SECURITIES AND EXCHANGE COMMISSION.  SUCH
MATERIAL MAY BE INSPECTED AT THE COMMISSION'S
PRINCIPAL OFFICES AT JUDICIARY PLAZA, 450 FIFTH STREET,
N.W. WASHINGTON, D.C. 20459 AND COPIES MAY BE OBTAINED
ON PAYMENT OF CERTAIN FEES PRESCRIBED BY THE
COMMISSION.  THE COMPANY WILL FURNISH TO HOLDERS OF
ITS COMMON STOCK ANNUAL REPORTS CONTAINING AUDITED
FINANCIAL STATEMENTS EXAMINED AND REPORTED UPON,
AND WITH AN OPINION EXPRESSED BY AN INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANT. THE COMPANY MAY ISSUE
OTHER UNAUDITED INTERIM REPORTS TO ITS SHAREHOLDERS
AS IT DEEMS APPROPRIATE.

                    PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to and should be read in conjunction with more detailed information and financial data (including any financial statements and the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, including the financial data.



The Company. H D N, Inc. is a development stage corporation with limited operations and revenues incorporated in Delaware in 1996. The Company's principal place of business is located in Wilmington, Delaware.

Business. The Company produces and markets for broadcast and cable television 30- to 60-minute Home Dating Network(sm) entertainment infomercials which contain approximately 20 or more short video personal profiles of individual clients, travel, dining, entertainment and other dating related segments. The Company uses the services of a professional production company to create the infomercials. The infomercials are shown on local cable television in selected geographic markets. The Company maintains a series of 800 and 900 number telephone lines from which each video participant is assigned a confidential, safe and private voice mailbox number for responses from infomercial viewers. After reviewing the mailbox responses, a participant can choose whether to answer the interested responder.

     The Company also maintains a website on the Internet which correlates additional information about segments featured in the infomercials and posts individual member personal profiles. The website also offers chat rooms, bulletin boards and other dating tips. In order to post a personal profile on the Company's website or review those posted thereon, a person must join the Home Dating Network(sm). Posted members' profiles contain e-mail addresses for contact between members. Members are charged monthly membership dues.

     The Company receives revenues from the responses on the 800 and 900 telephone numbers, from membership into the Home Dating Network(sm), from advertising available in the infomercial and on the website, and from advertising in a free magazine being developed for distribution by the Company to members.

Selling Securityholders' Securities. The securities offered by the Selling Securityholders included in the Registration Statement of which this prospectus is a part consist of (i) 3,496,524 Shares, of which 2,000,000 are being offered for sale by a single holder thereof and 1,496,524 are issuable upon exercise by the holders thereof of the conversion rights contained in 155,815.5 shares of Convertible Preferred Stock and (ii) 250,000 Shares underlying a common stock purchase warrant held by a securityholder of the Company. See "SELLING
SECURITYHOLDERS." The Selling Securityholders' Shares constitute approximately 32.5% of the outstanding Common Stock of the Company giving effect to the conversion rights contained in the Convertible Preferred Stock.

Conversion of Convertible Preferred Stock. Certain of the Selling Securityholders own in the aggregate 155,815.5 shares of the Company's 11.25% Cumulative Convertible Preferred Stock. Each share of Convertible Preferred Stock is convertible into eight shares of Common Stock for a period of 24 months after the Effective Date. Convertible Preferred Shares not earlier converted will be automatically converted into shares of Common Stock at the termination of the conversion term.


Transfer Agent.   _________________ will serve as transfer agent for the
Company.

Trading Market. The Company intends to apply for admission to quotation of the Shares on the NASD OTC Bulletin Board. The
Company intends to apply for listing on the Nasdaq SmallCap Market when, and if, it qualifies for such admission. However, there can be no assurance that the Shares will be listed onnts of the NASD OTC Bulletin Board or the Nasdaq SmallCap Market. See "RISK FACTORS -- No
Current Trading Market for the Company's Securities" and
"DESCRIPTION OF SECURITIES - Admission to Quotation to Nasdaq
SmallCap Market and NASD OTC Bulletin Board".

                  Selected Financial Data

The following table sets forth selected financial information concerning the Company as of June 30, 1997. This information is taken from the audited financial statements included elsewhere herein.

          Current Assets                           $ 517,455
          Property and Equipment                      54,639
          Security Deposits                            9,000
    Total Assets                                                581,094

          Total Current Liabilities                $ 129,424
          Shareholders Equity                         451,670

     Total Liabilities and Stockholders' Equity                 581,670


     The selected financial data above is a summary only and has been derived from and is qualified in its entirety by reference to the Company's financial statements and the report related thereto of McBride, Shopa and Company, included elsewhere in this Prospectus. See "EXPERTS" and "FINANCIAL STATEMENTS."


                        THE COMPANY

     The Company was formed on December 9, 1996 in Delaware with an authorized capitalization of 20,000,000 shares of common stock, par value of $.001 per share (the "Common Stock") and 1,000,000 shares of preferred stock designated as 11.25% Cumulative Convertible Preferred Stock. Pursuant to a private offering of its securities, the Company recently sold 155,815.5 shares of its Convertible Preferred Stock, convertible into an aggregate of 1,246,524 shares of Common Stock within 24 months of the Effective Date hereof. See "DESCRIPTION OF SECURITIES".

      The Company produces and broadcasts a Home Dating Network(sm) infomercial integrating short video personals of individual Home Dating Network(sm) members into an entertaining show with dining, vacation, theater, movie and other dating related ideas. Interested viewers to the infomercial can call the Company's 800-number or 900-number voice mailbox system to leave a confidential response to the televised profile. The voice mail instructions and questions are designed by the client and the Home Dating Network(sm) to provide the client with a detailed description of the responder. After reviewing the responses left on the mailbox system, a client can choose whether to reply to a responding viewer. This allows a Home Dating Network member to make use of current technology while retaining anonymity and security.

     The Company maintains a website on the Internet which correlates additional information to the entertainment and dating segments featured on the infomercial. The website also features personal profiles posted about individual Home Dating Network(sm) members. In order to post a personal profile on the Company's website or review those posted thereon, a person must join the Home Dating Network(sm). The personal profiles contain e-mail addresses for contact between members. In addition, members can scroll the posted personal profiles by area code or by relationship (e.g. "male seeking female", "female seeking male", etc.). Members are charged monthly membership dues.

     The Company has copyright and trademark rights for the service marks "Home Dating Network" and "HDN" and for the Company's logo. The Company had limited operations to date and has not received revenues from operations. The Company has completed production of one infomercial which has been broadcast on a local cable network in the Philadelphia, Pennsylvania viewing market. The Company has completed its website and as of December 1, 1997, had approximately
1,200 client profiles posted. The Company has begun receiving responses to the televised infomercial and to the website profiles through its 800- and 900-number telephone system. See "BUSINESS".

Employees

      The Company presently has four full-time and one part-time employee.

Offices

     The offices of the Company are located at 1813 Marsh Road, Suite H, Wilmington, Delaware 19810, and its telephone number is 302/529-5562 its fax number is 302/529-5564. The Company's website address on the Internet is http://www.hdn-date.com.


                       RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN
NATURE AND INVOLVE A HIGH DEGREE OF RISK.  THE
SECURITIES OFFERED HEREBY SHOULD BE PURCHASED ONLY
BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE
INVESTMENT.  THEREFORE, EACH PROSPECTIVE INVESTOR
SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY
THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE
OTHER INFORMATION SET FORTH ELSEWHERE IN THIS
PROSPECTUS AND THE INFORMATION CONTAINED IN THE
FINANCIAL STATEMENTS, INCLUDING ALL NOTES THERETO.

The Company is a Development Stage Company with Limited Operating
History

     The Company, organized in 1996, is a development stage company, with limited operations since inception. Since inception, the Company has been principally engaged in the development of its website and production of its initial infomercial. Accordingly, there is only a limited basis upon which to evaluate its operations or its prospects for achieving its intended business objectives. The Company has not received any revenues from operations. The Company's proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business and the competitive environment in which the Company will operate. No assurance can be given that the operations of the Company will result in any revenues or that the Company will be profitable. See "BUSINESS."

Success of Plan of Operation Dependent on Advertisers and Popularity with Viewers

     The Company's proposed plan of operation and prospects will be largely dependent upon the Company's ability to successfully attract advertisers to the Company's infomercial, website and magazine and the acceptance and success of the Home Dating Network(sm) infomercial and Internet website. The Company has limited experience and thnformation available concerning the potential performance or market acceptance of the Company's operations. There can be no assurance that the Company will be able to successfully implement its business plan or that unanticipated expenses, problems, or difficulties will not occur which would result in material delays in its implementation.

Success of Operations Dependent on Management's Decisions

     The ability of the Company to successfully effect its business objectives will be largely dependent upon the efforts of its Management including Ms. Norma L. Veach, Chief Executive Officer, and Donald Mattei, President of the Company. All decisions with respect to the management of the Company will be made exclusively by Management.
The Company has entered into any employment agreement with its Chief Operating Officer but no other employment agreements or other understandings with any key executives have been entered into. The Company has applied for "key man" life insurance for its President but as of the date hereof has not obtained such insurance. The loss of the services of such key executives could have a material adverse effect on the Company's ability to successfully achieve its business objectives.

Continuing Control by Present Stockholders

     Prior to the issuance of the Securities offered herein, the officers, directors and affiliates owned 7,500,000 shares of the Company's
Common Stock, approximately 96% of the issued and outstanding
Common Stock of the Company.  Accordingly, such officers and directors are in a position to elect all of the Company's directors, approve amendments to its Certificate of Incorporation, to authorize issuance of additional shares of stock, to award performance bonuses and other compensation arrangements and otherwise direct the affairs of
the Company.   After issuance of the Common Stock pursuant to the sale
of the Units offered herein and sale of the Shares by the Selling Securityholders, but assuming no conversion of the Convertible Preferred Stock or exercise of the Warrants, management will own 56% of the outstanding Common Stock of the Company. See "SECURITY
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT".

Possible Need for Additional Financing to Continue Operations

     The Company anticipates that the net proceeds of this Offering, together with proceeds from earlier stock subscription and anticipated revenue from operations, will be sufficient to meet the Company's contemplated operating and capital requirements for approximately the 12 months following the Effective Date. However, the Company's revenue from operations depend on numerous factors, including the rate of market acceptance of the Company's services, the ability to sell the Company's available advertising space, the ability to obtain television broadcast time at acceptable rates, the Company's ability to maintain and expand its client base, the rate of expansion of the Company's services, the level of resources required to expand the Company's marketing and sales organization, and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require financing sooner than anticipated. The Company has no commitments for any financing, and there can be no assurance that any such commitments can be obtained on terms acceptable to the Company, if at all. Any equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company, as well as the market price of the Common Stock. See "BUSINESS."

Competition from Other More Established Entities

     The Company faces competition from other forms of dating services, including newspaper and magazine "In Search Of" ("ISO") sections, other Internet services, and dating firms. Many of these competitors have substantially greater financial and marketing resources than the Company and may be better able to attract advertisers and clients. The Company is aware of other television dating and "singles-matching" television programs available in certain broadcast markets which may compete with the Company for viewer audience and which may have more funds available for advertisement and program development.

Dependence on Services of Providers

     The Company has entered into an agreement with AIP Networks, an experienced developer of broadcast programming and infomercials, for development of the Company's infomercials at a price reduced from competitive rates. The Company utilizes the services of American Television Time, Inc. ("American Television") to secure television time slots required by the Company to broadcast its infomercials. American Television also provides factoring services against the revenue generated by the 900 numbers and provides up-front financing of the purchase of the television time slots. This financing provides a financial benefit to the Company. Any reduction or loss of the services of either of these relationships could have an adverse impact on the Company and its financial ability to produce and televise the infomercials. See "BUSINESS".

Issuance of Future Shares May Dilute Investors Share Value

     The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 20,000,000 shares of Common Stock, $.001 par value and 1,000,000 shares of Preferred Stock. As of the date hereof there are 7,807,000 shares of Common Stock outstanding and 155,815.5 shares of 11.25% Convertible Preferred Stock outstanding, convertible into 1,246,524 shares of Common Stock. The future issuance of all or part of the remaining authorized Common Stock including that reserved for conversion of the Convertible Preferred Stock may result in substantial dilution in the percentage of the Company's Common Stock held by the Company's then existing shareholders, including purchasers of the Shares offered herein. Moreover, any Common Stock issued in the future may be valued on an arbitrary basis by the Company. The issuance of the Company's shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Shares held by investors, and might have an adverse effect on any trading market, should a trading market develop for the Company's Common Stock. See "BUSINESS".

Potential Adverse Effects of Authorization of Preferred Stock

     The Company has designated 1,000,000 and issued 155,815.5 shares of its authorized shares of preferred stock. The Company may, without further action or vote by shareholders of the Company, designate and issue the remaining shares of preferred stock. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and thereby reduce the value of the Common Stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of the Company or the removal of management of the Company more difficult and discourage hostile bids for control of the Company which bids might have provided shareholders with premiums for their shares.

Registration or Qualification of the Securities in a Limited Number of States
     The Company will register or qualify the offer and sale of the Units in states to be selected. Purchasers of the Units who are residents of the United States must be residents in one of the states selected by the Company. The Company will not accept purchases from residents not located in a state in which the Units have been qualified or registered.

Resales of the Shares under State Securities Laws--The National
Securities Market Improvement Act of 1996

     Currently, the Company intends to register the Units only in aforementioned listed states. The Company will not accept shareholders who are not resident of these states or such other state in which registration or qualification is not required.

     The National Securities Market Improvement Act of 1996
("NMSIA") limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Sales of the Shares in the secondary trading market will be made pursuant to Section 4(1) (sales other than by an issuer, underwriter or broker). It is anticipated that the Company Shares will be immediately eligible for resale in the secondary market subject to any lock-up agreements thereon.

Arbitrary Determination of Offering Price

     The initial public offering price of the Units and the exercise price and terms of the Warrants have been arbitrarily determined by the Company and do not necessarily bear any relationship to the Company's assets, net worth or other established criteria of value. The exercise and redemption prices of the Warrants should not be construed to imply or predict any increase in the market price of the Common Stock.

No Current Trading Market for the Company's Securities

     There is currently no established public trading market for the Shares. No assurance can be given that an active trading market in the Company's securities will develop after completion of the Offering, or, if developed, that it will be sustained. No assurance can be given that the market price of the Company's securities will not fall below the initial public offering price. The Company intends to apply for admission to quotation of the Shares on the NASD OTC Bulletin Board and, if and when qualified, it intends to apply for admission to quotation on the Nasdaq SmallCap Market. See "DESCRIPTION OF SECURITIES".
The Company has limited business operations, investments and revenues, and there can be no assurance that such a listing can now be obtained or will be obtained once operations and revenues are established. There can be no assurance that a regular trading market for the Common
Stock will develop or that, if developed, it will be sustained. Various factors, such as the Company's operating results, changes in laws, rules or regulations, general market fluctuations, changes in financial estimates by securities analysts and other factors may have a significant impact on the market price of the Securities. The market price for the securities of public companies often experience wide fluctuations which are not necessarily related to the operating performance of such public companies such as high interest rates or impact of overseas markets.

Immediate and Substantial Dilution

     Purchasers of the Units offered herein will incur immediate and substantial dilution in the pro forma net tangible book value of the Common Stock included in the Units, estimated to be approximately
$4.01 per share or approximately 80% of the public offering price per share (allocating no value of the offering price to the Warrants). Additional dilution to investors in the Units may result when, and if, any warrants are exercised at a time when the net tangible book value per share of the Common Stock

Factors Beyond the Company's Control

     Numerous conditions beyond the Company's control may substantially affect its ability to achieve financial success including such items as rates of, and costs associated with, television broadcast time, ease and access to Internet websites, capital expenditures and other costs relating to the expansion of operations, changes in the pricing policies of the Company's competitors, changes in operating expenses (including
"900" number costs or returns), increased competition in the Company's markets and other general economic factors.

Limitation of Liability and Indemnification of Officers and Directors

     The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. The Company's Certificate of Incorporation and By-
Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate the Company's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of the Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. See "MANAGEMENT-- Indemnification of Officers, Directors, Employees, and Agents".

Penny Stock Regulation

     Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities maintain a market price of $5.00 or greater. There can be no assurance that the price of the Company's securities will be maintained at such a level.

Additional Shares Entering Public Market without Additional Capital Pursuant to Rule 144

     All of the issued and outstanding shares of the Company, to the extent not sold or transferred pursuant to this offering, are "restricted securities" as such term is defined in Rule 144 ("Rule 144") of the General Rules and Regulations of the Securities and Exchange
Commission (the "Rules") promulgated under the Securities Act of 1933
(the "1933 Act"). In general, under Rule 144, if adequate public information is available with respect to a company, a person who has satisfied a one year holding period as to his restricted securities or an affiliate who holds unrestricted securities may sell, within any three month period, a number of that company's shares that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or the average weekly trading volume during the four calendar weeks prior to such sale. Sales of restricted securities by a person who is not an affiliate of the company (as defined in the 1933
Act) and who has satisfied a two year holding period may be made without any volume limitation. Pursuant to such Rule 144, after the expiration of the holding period certain shares of Common Stock now restricted for trading will become eligible for trading in the public market without any payment therefore or increase to the Company's capitalization. Possible or actual sales of the Company's outstanding Common Stock by all or some of the present stockholders may have an adverse effect on the market price of the Company's Shares should a public trading market develop. The additional availability of such shares to be traded in the public market would increase the "public float" of the Company without any corresponding increase in the Company's capital.

Selling Securityholders May Sell Shares at any Price or Time

     Pursuant to Rule 415 of the Rules, a Selling Securityholder may offer and sell the Selling Securityholder Shares at a price and time determined by the particular Selling Securityholder. The timing of such sales and the price at which the Selling Securityholder Shares are sold by the individual Selling Securityholder could h the Shares, should one develop.

Possible Payment of Dividends to Holders of Convertible Preferred Stock


     Holders of the Convertible Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, out of the funds of the Company legally available therefor, cash dividends at the rate of 11.25% per annum, payable semi-annually on June 30 and December 31 of each year. Dividends not paid to the holders of the Covertible
Preferred Stock will be accrued and will be paid to such holders, if not paid earlier, at the time of conversion of such shares. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Any cash dividends will depend on earnings, if any, and on the Company's financial requirements and other factors. Dividends are paid at the discretion of the board of directors. There can be no assurance that the Company will be able to pay any dividends or, if able to so make such dividends, that the board of directors will deem it in the best interest of the Company to do so. Investors who anticipate the need of immediate income from their investment should refrain from the purchase of the Shares offered herein. The Company has not paid any cash dividends on its Common Stock since inception. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company.


                         USE OF PROCEEDS

     The proceeds from the sale of the Units, if all Units are sold, will equal $10,000,000 and the net proceeds to the Company, after deduction of estimated expenses of the Offering, will be approximately $9,870,000. The Company expects the net proceeds to be utilized approximately in the priority listed below:

     Development and production of Home Dating
          Network television infomercials including purchase of airtime, filming of entertainment segments and personal profiles; production and editing; and distribution;
     Completion of mock-up of Home Dating Network magazine including hiring additional writing staff, production, printing and distribution;
     Increase support staff for further development and production of Internet website;
     Development, filming and production of a one-time national television show

     The foregoing represents the Company's best estimate of its allocation of the proceeds from the Offering based upon its current business plan, operations and assumptions. The amounts actually expended for each purpose set forth above may vary significantly.
Future events, including changes in economic or competitive conditions or the Company's business and results of the Company's sales and marketing activities, may make shifts in the allocation of such proceeds. In light of such changing events, assumptions or operations, Management of the Company may in its sole discretion to use the proceeds of the Offering for other applications.

     The Company anticipates that the net proceeds from the Offering, in addition to the capital raised from earlier sale of its securities, plus revenues from any exercise of the Warrants and from operating revenues, should be sufficient to fund the Company's contemplated operations for the 12 months following the Effective Date. In the event that the Company does not receive the expected revenues from operations or exercise of Warrants, then it may be required to seek additional financing prior to the expiration of such 12-month period. The ability of the Company to generate revenues from operations will be dependent upon developing public interest in the Home Dating Network(sm) infomercial and Internet website. There can be no assurance that the Company will be successful in generating such interest.

                         DILUTION

     Purchasers of the Units may experience immediate and substantial dilution in the value of the Common Stock contained in such Unit.
Dilution represents the difference between the initial public offering price per share paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the net tangible assets of the Company (total assets less total liabilities), divided by the number of shares of Common Stock outstanding upon closing of the Offering.

     At June 30, 1997, the Company had a net tangible book value of $451,670 or $.06 per share. Assuming conversion of the Convertible Preferred Stock and sale of all the Units at $5.00 per Unit (and further assuming no exercise of any Warrants), the net tangible book value of the Company would be $10,321,670 or $.99 per share. This represents an immediate dilution to investors in the Offering of $4.01 per share and the aggregate increase in net tangible book value to present shareholders of $.93 per share. The following table illustrates such effect:

     Initial public price per Unit                              $5.00
          Net tangible book value before Offering       $.06
          Increase per share attributable to
               new investors                            $.93
     Net tangible book value per share after Offering           $.99
      Dilution per share to new investors                        $4.01


                         BUSINESS

General

      The Company produces and broadcasts Home Dating Network(sm) infomercials integrating approximately 20 short video personal profiles of individual Home Dating Network(sm) members into an entertaining show with dining, vacation, theater, movie and other dating related activities. Interested viewers to the infomercial can call the Company's 800-number or 900-number voice mailbox system to leave a confidential response to a particular televised profile. The voice mail instructions are designed by the member and Home Dating Network(sm) to provide the member with a detailed description of the responder. After reviewing the responses left on the mailbox system, a member can choose whether to reply to a responding viewer. This allows a Home Dating Network(sm) member to make use of current technology while retaining anonymity and security.

     The Company maintains a website (http:\\www.hdn-date.com) which features personal profiles posted by Home Dating Network(sm) members as well as chat rooms and bulletin boards. The website also correlates dating and entertainment information to the entertainment and dating segments featured on the infomercial and offers additional dating ideas and tips. Members to the Home Dating Network(sm) can search the website personal profile postings by area code, or by relationship preference (man seeking woman, woman seeking man, man seeking man, etc.) or can send an E-mail message available from the personal postings. All members featured in the infomercials have posted profiles.

     The Company has completed one infomercial which commenced broadcast on WTGI TV-61 in Philadelphia on October 23, 1997. The same infomercial airs five times per week. The Company estimates that it has received over 3,000 telephone calls on its 800- and 900- telephone lines in response to the infomercial.

     The Company has completed its website and has received over 600,000 visits to the website in its first six months. The Company has approximately 1,200 members with postings on its website. See "Current Operations" herein.

The Infomercial

     The Company's infomercials are developed by AIP Networks
("AIP"), Pennsauken, New Jersey. AIP is experienced and knowledgeable in the industry and has agreed to produce the infomercials for the Company with partial payment in stock of the Company. AIP provides pre-production, production and post-production services for the infomercials. The infomercials, once produced, are placed into half-hour slots on television media for broadcast to the general public. The Company intends to produce multiple infomercial segments, utilizing formats which can be replicated in other markets as the Company expands the Home Dating Network throughout the United States.

     The Company utilizes local professional studios in the city in which it is filming to produce the personal profiles used in the infomercial.
These personal profiles are integrated into an infomercial production to create a professional and entertaining television program. The infomercial format utilizes two hosts (John DiDomenico and Hannah
Dalton) to lead viewers through different dating activities each week.
Each show will have two different activities interspersed around the personal profiles of local singles. The Company intends to develop the infomercial to use in numerous markets nationwide. The entertainment portion of each infomercial will be the same but the personal profiles will be from the local market. The infomercials are scripted to provide light entertaining dialogue and to introduce dating activities such as dining, movies, theater, spectator events, sporting participant events, romantic "getaways", unusual adventures and other activities. The infomercial is produced so that the entertainment segments can used in all the markets in the which the infomercial is shown or repeated in the same market with new personal member profile for each market or rebroadcast in a market. Therefore, although the entertainment segments remain the same, viewers in each market see profiles for local singles. The Company offers for sale both national and local advertising time during the infomercial.

     Interested viewers to profiles aired on the infomercial can call the Company's 800/900 telephone numbers to access a voice mailbox system for any of the featured profiles and leave a message following the prerecorded instructions and/or questions. The Company and the client develop the mailbox instructions to garner certarom the caller so the client can determine whether to respond to any such caller. In addition, there is an optional service at an additional charge called "Direct Call" that, during a specific time, a client will be available to take calls directly from interested viewers. The calls are connected to a number assigned to the client and the interested viewer only uses the Company's 800/900 telephone number.

Internet Website

     The Company maintains a website on the Internet at http:\\www.hdn-date.com. For a monthly fee members of the Home Dating Network(sm) can post their personal profile, with an optional picture, on the website. Members of Home Dating Network(sm) will be able to search the database of single profiles by relationship preference ("male looking for female", "female looking for male", male looking for male", etc.)
and/or by telephone area code to find singles within their local area. In addition, the website offers chat rooms, bulletin boards, interesting tips on dating as well as additional information to supplement the entertainment segments featured on the infomercial.

     The website provides an on-line membership application to allow website visitors to immediately join the Home Dating Network(sm). Each member who joins the Home Dating Network(sm) fills out a detailed profile form describing his/her self and fills out a form describing their criteria for a person they would like to meet. Through the Internet, the Company returns to the member a list of the singles meeting such criteria. The member can then leave an e-mail message for any of the singles on the list. The member may include a picture if desired. All participants in the Home Dating Network(sm) infomercial are also profiled on the website and the website directs interested persons to the "900 number" mailbox assigned to such participant.

     The Company receives information on the number of visits (people contacting the Company's website) its website receives each day, and receives information on such individual visits so that additional marketing and advertising material can be electronically communicated to each Internet browser who visits the Company's website.
HDN--The Home Dating Network Magazine

     The Company is in the process of developing a magazine to supplement the infomercial and Internet website. The magazine is designed for singles and will feature articles about dating and activities related to dating, will contain both national and local advertising and will list certain local "In Search Of" profiles of Home Dating
Network(sm) members. The magazine will be distributed to members of the Home Dating Network(sm). The Company intends to eventually distribute the magazine nationally but retaining local profiles and event calendars.

Current Operations

     The Company has finished one complete infomercial which has aired 5-times a week commencing October 23, 1997, on WTGI TV-61, a local Philadelphia cable television station. The Company has also completed the entertainment segments of four additional infomercials. The
Company advertises its filming schedule for individual personal profiles on the Internet and is currently scheduled to film such personal profiles in Boston, Miami, and New York. The Company anticipates scheduling Baltimore/Washington and Atlanta in the near future. The Company estimates that it has received over 3,000 calls on its 800- and 900-telephone lines in response to the broadcast of the Company's infomercial. The Company has completed its website and has received over 300,000 visits in the first three weeks of operations. The Company has approximately 1,200 members with postings on its website.

Computer Systems Redesigned for Year 2000

     Many existing computer programs use only two digits to identify a year in such program's date field. These programs were designed and developed without consideration of the impact of the change in the century for which four digits will be required to accurately report the date. If not corrected, many computer applications could fail or create erroneous results by or following the year 2000. Many of the computer programs containing such date language problems have been corrected by the companies or governments operating such programs. Although none of the Company's systems are effected by this problem, the Company could be impacted by the failure of other companies to timely correct their computer systems. The Company's operations are dependent on the Internet, the telephone system and the television broadcast system. If any of these systems become inoperational the Company will be directly and significantly effected.


Revenues

     The Company has used the proceeds from the sale of the Convertible Preferred Stock to fund its operations to date. The Company anticipates that revenues will be generated from the following sources:

     *The 800/900 telephone service charged at $2.95 per minute from which the Company receives $1.85 per minute;

     *Membership fees to the Home Dating Network(sm) website at $9.95 per month; and

     *Advertising revenues from the website, the magazine and the infomercial.

     The Company has contracted with BFD Productions, Inc., Las
Vegas, Nevada, to handle the 800 and 900 number telephone traffic. This service bureau can handle approximately 6,000 calls per minute, allowing the Company ample growth opportunity.

     Revenue from the 800 service is credited to the Company's merchant account as it is billed to the customer. Revenue from the 900 number is received through the service bureau and is paid to the Company 90 days after the charge is billed to the customer. The revenue generated from the 900 numbers will have the service bureau's contracted fees deducted. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

     The Internet Website. Revenue generated from memberships through the Internet website is immediately credited to the Company's merchant account. Members pay with their MasterCard or Visa credit cards and continue to be billed on a monthly basis until notification to the Company in writing to discontinue such membership. See
"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS".

     Advertising Revenues. The advertising available on the Company's infomercial, website and magazine offers advertisers a multi-faceted opportunity to reach a target market of singles ranging in age from 21 to
55. Advertising revenues from the magazine and the website are billed to the customer at the time of publication. Banner advertising has been allocated on the website. The Company anticipates that advertising on the website will more than offset the development and monthly costs of such website. The infomercial has six available slots for both local and national advertising. See "MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS".

Services of America Television Time, Inc.

     The Company has entered into an agreement with America
Television Time, Inc. ("ATT"), Austin, Texas, a company which specializes in the selection and purchasing of television segment slots for resale to the Company. ATT will negotiate and purchase all broadcast, satellite and cable television airtime for broadcast of the Company's infomercial at a cost to the Company of 20% of the net invoice amount due to and charged by media outlets. ATT will provide factoring services against the revenue generated by the 900 numbers and up-front
financing of the purchase of the television time slots.   ATT receives a
discounted rate on the purchase of television time which discount it passes on to the Company. The Company would not be able to obtain this discount on its own. Because the fees charged are discounted, the percentage remuneration to be received by ATT is reduced. The
Company will pay ATT an amount approximately equal to the difference between the remuneration ATT would receive from sale of the television time at the going rate and the sale to the Company at the discounted rate. ATT has experience in all major television markets throughout the United States, and has the capability of assisting the Company's entrance into national markets.

The Market In General

     There is a substantial market of single Americans with an increasing amount of disposable income. There are an estimated 80,000,000 singles in the United States comprising approximately 40% of the adult population. The number of single adults has increased by 35% between 1989 and 1993. The estimated disposable income for a single adult male is $20,000 and $11,400 for females whereas the married adult male and female each have estimated disposable incomes of $11,400.

     The Company has analyzed three core areas in regard to marketing the Home Dating Network(sm): (a) the growth of the dating service industry; (b) the use of 900 numbers; and (c) the increased popularity of "In Search Of" (ISO) advertising in newspapers and magazines.
Combining the statistical data from these three areas, and with the common knowledge associated with the growth of television, telecommunications and computer-based services, the Company believes that the potential for a network dating approach is positive. Marketing efforts will encompass the Internet, The Home Dating Network
Magazine, which the Company is developing, the infomercial as well as all of the traditional advertising and marketing venues.

Target Markets

     The Home Dating Network(sm) infomercial has been initially broadcast in the Philadelphia market. The Philadelphia market is located near the Company's headquarters which allows the Company to advertise and film personal profiles with less cost and time. The Philadelphia market is the fourth largest television viewing market in the United States as stated the Broadcast and Cable Yearbook of 1996. Approximately 75% of the households within the Philadelphia market are connected to cable television service. The area is serviced by numerous cable television networks as well as several local stations. The Home Dating Network is currently presented on WTGI TV-61, a local cable broadcast station and carried throughout the Philadelphia area. The Philadelphia Market is estimated at over 7 million people representing over 2.7 million households. The Philadelphia, Pennsylvania metropolitan area is one of the most affluent and fast growing areas of the country with an estimated 5,500,000 million adults of which 2,600,000 are not married.

     The Company has targeted expansion into other major markets commencing with Boston, New York, Miami, Baltimore/Washington,
D.C., and Atlanta. The Company has scheduled filming of personal video profiles in the Boston, New York and Miami areas. The Company anticipates a rapid expansion into the targeted television markets.

Attracting Participants and Viewers

     The individual video personal profiles are filmed in each target market at local area production studios. This provides potential member participants with a sense of familiarity and confidence of the quality of production. Initially, such participants will be attracted by local radio and newspaper advertising, postings on the Internet and word of mouth.
Once an infomercial is broadcast in a local market, the Company anticipates that the potential participant pool in that area will increase. The Company intends to advertise the infomercial on television, radio and newspaper and target area specific magazines. The Company intends to promote each infomercial to viewers as a specific event broadcast at a particular time on a particular station rather than an on-going repeated series of shows.

Trademarks, Copyrights and Licenses

     The Company has entered into an exclusive non-assignable and non-transferable worldwide licensing agreement with The Home Dating
Network, L.L.C. (the "LLC"), a Delaware limited liability company, to license the copyrighted "Home Dating Network" logo and servicemarks.
The Company acquired the rights and the overall concept for the Home Dating Network from the LLC, together with existing video productions and formats, pursuant to an agreement executed between the two entities. The agreement continues in effect until the expiration date of the last to expire of the licensed trademarks and copyrights at which time no additional royalties will be due to the LLC for the use of such logo and servicemarks. The agreement requires the payment by the Company to the LLC of a licensing fee of $150,000 for the initial year of use and an annual royalty fee equal to the greater of (i) 1% of the annualized net earnings derived by the Company or (ii) $100,000. In the event that the Company fails to pay the licensing or royalty fees, the LLC may terminate the licensing agreement upon written notice to the Company.
The Company has a 30-day period in which to cure any such failure to make payment on the fees. The Company paid $50,000 toward the licensing payment to the LLC.

Related Transactions

     The Company has licensed the trademarks and servicemarks, including the name "Home Dating Network", from the Home Dating
Network, L.L.C., a Delaware L.L.C. owned by Ms. Norma Veach and
Mr. Donald Mattei, the Chief Executive Officer and President of the Company, respectively. Although the license agreement is not an arm's-length transaction, the Company deems the licensing fee and royalty fee are deemed reasonable and customary in the industry.

Recent Transactions

     Since January 31, 1997, the Company sold 155,815.5 shares of its Convertible Preferred Stock at $10 per share for aggregate proceeds of $1,558,155. Each share of Convertible Preferred Stock is convertible into eight shares of Common Stock of the Company for a conversion period of two years commencing with the Effective Date hereof. See "DESCRIPTION OF SECURITIES". The Common Stock underlying the conversion of the Convertible Preferred Stock is contained in the Registration Statement of which this Prospectus is a part for sale by the holders thereof.


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company is a newly organized development stage company, the objective of which is to offer a dating service infomercial supported by a series of "900 number" telephone response lines and an Internet website posting personal profiles of members.

     The Company has issued 7,807,000 shares of Common Stock for an aggregate purchase price of $7,800 and 155,815.5 shares of its Convertible Preferred Stock for an aggregate purchase price of $1.558,155. The Company has used the proceeds from such sales of its securities and intends to use future revenues for production of television infomercials for broadcast; for the purchase of television air-time; for marketing and advertising, including roadside billboards, print and broadcast media advertising; for payment of its website; for development of the Company's Home Dating Network Magazine; and for capital expenditures and working capital for its proposed operations, and certain fees, costs and expenses associated with this Offering.

Results and Plan of Operations

     The Company has paid $50,000 of the one-time licensing fee of $150,000 to the Home Dating Network, L.L.C. for exclusive use of the Company's copyrights and trademarks.

     The Company has broadcast its initial infomercial on WTGI TV-61, a local Philadelphia cable television station, commencing October 23, 1997 on a 5-night weekly schedule. The Company purchased the broadcast time on WTGI TV-61 directly for a cost of $700 per 1/2 hour time slot. The Company has prepared the entertainment segments of four additional infomercials which need the insertion of the local personal profiles before ready for broadcast. The Company has filmed personal profiles in Philadelphia and has scheduled filming sessions in New York, Miami and Boston. The Company has received over 3,000 calls on its 800/900 telephone numbers. infomercial.

     Calls into the 800/900 telephone numbers are charged $2.95 per minute (of which the Company receives $1.85). Revenue from the 800 service is credited to the Company's merchant account as it is billed to the customer. Revenue from the 900 service bureaus is paid to the Company by BFD Productions, Inc. ("BFD"), the 900 service bureau with whom the Company has entered into a service bureau agreement, 90 days after the charge is billed to the customer. The revenue generated from the 900 numbers will have the service bureau's contracted fees deducted.

     The Company pays BFD a monthly fee for the 800 service based on $0.11 per billable minute for 0 to 25,000 minutes per month, $0.10 per billable minute for 25,001 to 50,000 minutes per month and $0.09 per billable minute for over 50,001 minutes per month. The Company has guaranteed a minimum monthly payment of $500 to BFD.

     The Company has entered into an agreement with ATT for the purchase and resale of air time for broadcast of the infomercial. ATT will negotiate and purchase all broadcast, satellite and cable television airtime for broadcast of the Company's infomercial at a cost to the Company of 20% of the gross invoice amount due to and charged by media outlets. ATT will provide factoring services against the revenue generated by the 900 numbers and up-front financing of the purchase of
the television time slots.   ATT receives a discounted rate on the
purchase of television time which discount it passes on to the Company. The Company would not be able to obtain this discount on its own.
Because the fees charged are discounted, the percentage remuneration to be received by ATT is reduced. The Company will pay ATT an amount approximately equal to the difference between the remuneration ATT would receive from sale of the television time at the going rate and the sale to the Company at the discounted rate.

     The Company is continuing its broadcast in the Philadelphia market but is scheduled to film personal video profiles in Boston, New York and Miami. The Company has increased its efforts to obtain personal video profiles for use in the infomercial by increasing its advertising of the infomercial and scheduled personal profile filming dates. The Company does not charge the participant for filming the personal profile or for its placement in the infomercial. The Company anticipates that with the increased advertising and commencement of broadcast of the infomercial, the number of participants for the video profiles will increase.

     The Company has completed its website on the Internet.  The
Company pays $1,365 per month for the T-1 line service for its website. The Company has recorded over 600,000 visitors to its website in the six months since it became operational. The Company offers memberships into The Home Dating Network(sm) for $9.95 per month, on a month-to-month basis. A member can quit the Home Dating Network(sm) at any time with no penalty upon written notification to the Company.
Members are entitled to post a personal profile on the website and to access the other personal member profiles. Profiles can be searched by telephone area code or by relationship preference (e.g. "male seeking
female", "female seeking male", etc.)   The website also offers members
chat rooms and bulletin boards, dating tips and interesting and entertaining information often relating to ideas featured on the infomercial. Although only members can access the personal profiles, all visitors to the website can scroll into certain information about the Company including its filming schedule. A website visitor can immediately become a member of The Home Dating Network(sm) utilizing the on-line application and a credit card.

Liquidity and Capital Resources

     The Company has used the proceeds from the sale of its securities for payment of operating costs to date. The Company has just begun receiving revenues from its 800/900 telephone service and monthly membership dues. The Company directly paid the costs for the broadcast of its initial infomercial at a rate of $700 per 1/2 hour of air time.

     The Company has begun offering advertising space on its website and in its magazine, The Home Dating Network(sm) Magazine. The
Company has completed its first "mock-up" of the magazine and anticipates that it will be ready for distribution in the second quarter of 1998. The magazine is a full-color multi-page professionally produced magazine featuring articles related to dating and entertainment. The magazine is intended for distribution to the Home Dating Network(sm) members with each target market receiving an edition of the magazine tailored for that market with advertising from that local market and with personal profiles from that target market. For a one-time publication, the Company charges national advertising rates between $1,500 for 1/6 of a page to $6,500 for a full page and up to $9,000 for a 4-color full page back cover ad. Local advertising rates run from $400 for 1/6 page and $1,500 for a full page. The Company has not yet received bookings or revenues for advertising space in the magazine.

                       MANAGEMENT

Officers and Directors

      The officers and directors of the Company are as follows:

     Name                                Title

     Norma L. Veach                      Chairman of the Board, Chief
                                               Executive Officer

     Donald Mattei                        President and Director

     Edward Cole                          Chief Operating Officer

     Jitendra R. Shah                     Director

     Heatherlynn Colburn                  Director

     Hector I. Hernandez, Sr., Esq.       Secretary/Treasurer and Director

     Robert Veach                         Director

     All directors of the Company hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, the Company's Bylaws provide for not less than one nor more than nine directors. Currently, there are six directors in the Company. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. Robert Veach is the son of Norma L. Veach. There are no other family relationships among any officers or directors of the Company.

     The principal occupation and business experience for each officer and director of the Company, for at least the last five years are as follows:

     Norma L. Veach, 70, has been Chairman of the Board, Chief Executive Officer and a founder of the Company since its organization. From 1992 to 1996 Ms. Veach served in numerous capacities with LMB Amusements, Inc., Wilmington, Delaware, an arcade amusement distributor and vendor. From 1989 to 1992, Ms. Veach was the owner of Balls Sports Bar, a restaurant and sports bar located in Wilmington, Delaware. Ms. Veach intends to devote approximately 40 hours per week to the business of the Company.

     Donald Mattei, 52, has been President, a director and a founder of the Company since its organization. From 1981 to 1997, Mr. Mattei his owned and managed Donmattco Enterprises, Inc., Woodlyn,
Pennsylvania, a retail food store. From 1967 to 1981, Mr. Mattei owned and managed D & M Food Market, Woodlyn, Pennsylvania, a retail food outlet.

     Edward Cole, 45, serves as the Chief Operating Officer of the Company. From 1995 to 1997, Mr. Cole was Vice President of Sales and Marketing and General Manager of the Industrial Division of Rainfair, Inc., Racine, Wisconsin, a manufacturer of industrial protective garments. From 1992 to 1995, Mr. Cole was Vice President of Sales and Marketing for Research & Trading Corporation, Wilmington, Delaware, a manufacturer of industrial safety equipment. From 1988 to 1992, Mr. Cole served in various positions with Tokai Financial Services, Inc., a third-party equipment leasing company located in Berwyn, Pennsylvania, culminating as Vice President and Staff Assistant to the Chief Executive Officer. Mr. Cole received his Bachelor of Science degree in Business Administration from Western Connecticut State University in 1976.

     Jitendra R. Shah, 54, has founded and presided over a number of business enterprises. Mr. Shah received a Masters Degree from Villanova University in Pennsylvania, and presently operates an overseas trading company, which specializes in the import and export of textile and apparel. Mr. Shah also operates a travel firm that specializes in group and business travel. Mr. Shah will be responsible for corporate financial planning and will oversee the financial operation of the business.

     Heatherlynn Colburn, 28, is a Director of the Company since its inception. She is the president of Hanover Mercantile Corporation, a shareholder of the Company and a Selling Securityholder herein, a boutique merchant banking firm headquartered in Baltimore, Maryland. Ms. Colburn will be primarily responsible for investor relations.

     Hector I. Hernandez, Sr. Esq., 37, serves as Secretary/Treasurer and a director of the Company since its inception. Mr. Hernandez is a practicing attorney, and received his Juris Doctor degree from the Georgetown University Law Center in Washington, DC in 1986. From
1990 to 1993 Mr. Hernandez served as officer and director of Sibir, Inc., U.S.A., a Virginia corporation which in 1994 was liquidated pursuant to Chapter Seven of the U.S. Bankruptcy Code. From 1986 to 1990, Mr. Hernandez was an attorney with the U. S. Department of State.

     Robert Veach, 49, serves as a director of the Company. Mr. Veach is the son of Norma Veach, the Chairman of the Board and Chief
Executive Officer of the Company. Mr. Veach currently serves as an executive of Executone Corp., a corporation located in Harrisburg, Pennsylvania. Mr. Veach has experience in marketing and sales.

Remuneration

     The Company does not intend to pay any officer or director annual compensation exceeding $100,000 during the 12 months following incorporation of the Company. The Company has an employment agreement with its Chief Operating Officer, but has not entered into any employment agreements with its executive officers or directors. The Company has applied for but not yet obtained any key-man life insurance on its President.

     The officers of the Company may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each individual officer cannot be specifically ascertained, but, in any event, will not exceed $3,500 as to each individual.

     Each director is entitled to receive reasonable expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called. The Company presently has five directors.

     The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and President of the Company during 1997. No officer of the Company received a salary and bonus in excess of $100,000 for services rendered during 1996 nor to date in 1997:

                SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION

principal position                  year         salary

Norma Veach                         1997         0
Chief Executive Officer

Donald Mattei (1)                   1997         $47,666
President

(1) Mr. Mattei has been paid $47,666 to day with an annual compensation of $52,000 for 1997 increasing to $60,000 in 1998.

Possible Conflicts of Interest

      Management of the Company has other financial and business interests to which a significant amount of time is devoted that may pose certain inherent conflicts of interest. Ms. Norma Veach and Mr. Donald Mattei, the Chief Executive Officer and President of the Company, respectively, are owners of The Home Dating Network L.L.C., the Delaware corporation from which the Company has licensed the rights to use the Home Dating Network service mark and trademark. The
Company is required to pay a one-time licensing fee and annual royalty fee pursuant to the licensing agreement.

Indemnification of Officers, Directors, Employees and Agents

     The Articles and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING
UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE
PERMITTED TO DIRECTORS, OFFICERS OR PERSONS
CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING
PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND
EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS
AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS
THEREFORE UNENFORCEABLE.


                              SECURITY OWNERSHIP OF CERTAIN
                             BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information as of the Effective Date of this Prospectus regarding the beneficial ownership of the Company's Common Stock by each officer and director of the Company and by each person who owns in excess of five percent of the Company's Common Stock.

                             Shares of          Percentage of Shares
                             Common Stock       of Class Owned
Name, Position               Beneficially       Prior         After
and Address                  Owned              Offering      Offering
Norma L. Veach
Director                     2,650,000          34%           27%
Chief Executive Officer
18 Augustine Cutoff
Wilmington, Delaware 19803

Donald Mattei
Director                     2,650,000          34%            27%
President
1415 Bullens Lane
Woodlyn, Pennsylvania 19094

Jitendra R. Shah               100,000          1.3%           1.0%
Director
42 Marlon Pond Road
Hamilton Square, New Jersey 08690

Heatherlynn Colburn(3)
Director
Hanover Mercantile
Corporation (3)               2,000,000         25.6%          20.4%
8150 Leesburg Pike
Suite 1200
Vienna, Virginia 22182

Hector I.
Hernandez, Sr., Esq.           0                   0%              0%
Secretary/Treasurer and Director
8150 Leesburg Pike, Suite 1200
Vienna, Virginia 22182

Robert Veach
Director                          100,000         1.3%            1.0%
1056 Country Club Road
Camp Hill, Pennsylvania 17011

All Officers,
Directors                       7,500,000         96.2%           76.5%
 and Shareholders as a
Group (6 Persons)

(1) Based on 7,807,000 shares of Common Stock outstanding prior to the Offering.
(2) Based on 9,807,000 shares of Common Stock outstanding assuming no conversion of shares of Convertible Preferred Stock nor exercise of any Warrants.
(3) Heatherlynn Colburn, a director of the Company, is the President of the name securityholder and is deemed to have voting control of the listed securities.
(4) The number of shares held by officers or directors will be 5,500,000 following the Offering assuming sale of all the Shares offered by Hanover Mercantile Corporation, one of the Selling Securityholders.


                                     SELLING SECURITYHOLDERS

     The Company is registering for offer and sale by the holders thereof
(i) 2,000,000 shares of Common Stock held by a securityholder of the Company; (ii) 250,000 shares of Common Stock underlying a common stock purchase warrant held by a securityholder of the Company; and
(iii) 1,246,524 shares of Common Stock of the Company held or to be held by certain securityholders of the Company upon conversion of the 155,815.5 shares of 11.25% Convertible Preferred Stock upon conversion of such Convertible Preferred Stock at the ratio of eight shares of Common Stock per share of Convertible Preferred Stock. The Selling Securityholders will offer their securities for sale on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act. See "RISK FACTORS--Additional Shares Entering Public Market without Additional Capital Pursuant to Rule 144" and "Selling Securityholders May Sell Shares at any Price or Time Shares."

     The Company is applying for admission to the OTC Bulletin Board for the Shares; however, there can be no assurance that the Shares will be so listed. See "RISK FACTORS--No Current Trading Market for the Company's Securities" and "DESCRIPTION OF SECURITIES--
Admission to Quotation to Nasdaq SmallCap Market and Bulletin Board"

     All of the Selling Securityholders securities registered herein are expected to become tradeable and/or exercisable on or about the date of this Prospectus.

     The freely tradeable Shares of the Common Stock (the "public float") upon effectiveness of the Registration Statement of which this Prospectus is a part and upon consummation of the transactions contemplated herein (other than exercise of the Warrants) will be 5,246,524 shares of Common Stock of which 3,246,524 are to be sold or distributed by the Selling Securityholders.

     The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling
Securityholder and by all Selling Securityholders as a group.

                                                      Percent of Stock Owned
Name and Address               Common                 Prior to         After
of Beneficial                  Stock(1)               Offering(2)      Offering
Owner

Marshall G. Long                4,000                   *               0%
25614 Belle Alliance
Leesburg, Florida 34748

Ronald E. Yun                   2,000                    *               0%
1122 Crescent Hill Drive
San Antonio, Texas 78253

Donald A. Bratton               8,000                    *               0%
8435 Upton
San Antonio, Texas 78250

Jerry L. Long                   2,000                    *               0%
2926 D. Lakeshore Drive
Indianapolis, Indiana 46205

Albert F. Anft III              8,000                    *               0%
3242 Green Road
Whitehall, Maryland 21161

John DiLemme                   32,000                    *               0%
1727 Village Boulevard #112
West Palm Beach, Florida 33409

Ronald D. Maloney              50,000                    *               0%
525 Fifth Avenue
Pelham, New York 10803

Robert J. Maloney              32,000                    *               0%
1027 Washington Avenue
Pelham Manor, New York 10803

Pete C. Moncheck               30,000                    *               0%
2241 Postmouth Way
San Mateo, California 94403

Marc D'Anna                    320,000                   4.1%            0%
509 Surrey Road
Timonium, Maryland 21093

Gary A. Owings                  2,000                    *               0%
18 Bardeen Court
Towson, Maryland 21204

C. John Thomson, IV             4,000                    *               0%
8 Carriage Walk Court
Baltimore, Maryland 21234

Darrel Seahorn                  4,000                    *               0%
Route 10, Box 50
Gilmer, Texas 75644

Morgan H. Waldron              20,000                    *               0%
4501 Green Cedar Lane
Richmond, Virginia 23237

Peggy E. Brady                  4,000                    *               0%
19 Seven Oaks Lane
Brewster, New York 110509

Chester E. Sajewski             2,800                    *               0%
110 Beechwood Avenue
Mount Vernon, New York 10552

G. Steve Waldron                8,000                    *               0%
15161 Straton Major Court
Centreville, Virginia 20122

Jesse L. Thomas                 2,000                    *               0%
9252 NW 9th Court
Plantation, Flroida 33324

Richard Z. Hricak               8,000                    *               0%
10303 Lloyd Road
Potomac, Maryland 20854

Mary C. Cardisco                2,000                    *               0%
429 Hutchinson Terrace
Holmes, Pennsylvania 19043

Michael Manzo                   2,400                    *               0%
15202 Glenmoor Drive
West Palm Beach, Florida 33409

Gary Meglino                    4,000                    *               0%
124 North Ridge Street
Rye Brook, New York 10573

Carlo Schiattraella            16,000                    *               0%
9328 Waltham Wood Road
Baltimore, Maryland 21234

Ronald Schoff                   2,000                    *               0%
101 Concord Drive
Michigan City, Indiana 46369

Daniel P. Maloney              20,000                    *               0%
1027 Washington Avenue
Pelham Manor, New York 10803

Donald S. Haltli               16,000                    *               0%
52 Meadowbrook Drive
Stuart Draft, Virginia 24477

Michael Master                  4,000                    *               0%
44 Waters Edge
Rye, New York 10580

Christopher S. Duff             8,800                    *               0%
255 4th Avenue, #2
Kirkland, Washington 98033

Carolyn W. Christy                400                    *               0%
6 Glover Drive
Boothwyn, Pennsylvania 19061

Albert Cipolloni Jr.            1,000                    *               0%
719 Highland Avenue
Morton, Pennsylvania 19070

George J. Cipolloni Jr.         1,000                    *               0%
415 A Highland Avenue
Morton, Pennsylvania 19070

Joseph J. De Simone             8,800                    *               0%
15 Gallant Fox Drive
Media, Pennsylvania 19063

Frederick W. Ryder               2,000                    *               0%
101 Tyler Avenue
Woodlyn, Pennsylvania 19094

Brenda L. Evans                  2,000                    *               0%
2495 Wickersham Lane
Aston, Pennsylvania 19014

Joseph A. Cipolloni              2,000                    *               0%
719 Highland Avenue
Morton, Pennsylvania 19070

Doug Mollo                       2,000                    *               0%
1401 Village Boulevard #937
West Palm Beach, Florida 33409

Rebecca Jones                       800                    *               0%
9 Dunlap Road
Elma, Washington 98541

P.R. Matthews                     4,000                    *               0%
3204 Ruby Drive
Wilmington, Delaware 19810

Patricia A. Yarusso               4,000                    *               0%
1727 Village Boulevard #112
West Palm Beach, Florida 33409

William F. Nyce                   2,000                    *               0%
3803 Kattlelinn Avenue
Wilmington, Delaware 19808

Blanche A. Elbourne               2,400                    *               0%
280 Bridgewater Road #C-6
Brookhaven, Pennsylvania 19015

Benny Chetcuti, Jr.               4,000                    *               0%
1045 Crystal Court
Walnut Creek, California  94598

Mark S. Monchek                   4,000                    *               0%
3671 Hudson Manor Terrace
New York, New York

John Young                          500                    *               0%
14 Ruby Drive
Claymont, Delaware  19703

Keith F. Anderson                 4,000                    *               0%
457 South Ithan Avenue
Rosemont, Pennsylvania  19010-1226

Michael Gerace                   12,000                    *               0%
3 Barleycorn Drive
Broomall, Pennsylvania  19008

David L. Chua                     8,000                    *               0%
845 Babb Circle
Wayne, Pennsylvania  19087-2131

Edward L. Cole, Jr.               3,520                    *               0%
2495 Wickersham Lane
Aston, Pennsylvania  19014

Anthony W. Carapella             16,000                    *               0%
346 Deer Drive
Langhorne, Pennsylvania  19047

David O. Moore                    4,000                    *               0%
1603 Davidson Road
High Point, North Carolina  27262

Mary L. Catona                   10,000                    *               0%
216 Absey Lane
Swedesboro, New Jersey  08085

Susan V. Daywitt                 10,000                    *               0%
1551 Walton road
Blue Bell, Pennsylvania  19422

Judyann S. Gillespie              5,040                    *               0%
296-6 Echelon Road
Voorhees, New Jersey  08043

Marie T. Carey                    2,000                    *               0%
417 Brighton Terrace
Holmes, Pennsylvania  19043

Elva M. Bernard                   2,000                    *               0%
1635 Ward Street
Linwood, Pennsylvania  19061-4240

Joseph Gillen                     4,000                    *               0%
Mildred Gillen
216 Meadowcroft Lane
Media, Pennsylvania  19063

Dale H. Wyeth                     4,000                    *               0%
Helen Wyeth
145 Wildwood Avenue
Landsdowne, Pennsylvania  19050

Norman A. Leopold                 2,000                    *               0%
233 Canterburg Drive
Wallingford, Pennsylvania  19086

John Geuting                      8,000                    *               0%
4005 Byron Road
Wilmington, Delaware 19802

Mary Green                        4,000                    *               0%
323 Fourth Avenue
Frankfort, New York  13340

Jack Kouzi                       18,480                    *               0%
221 Springhouse Lane
Merion, Pennsylvania  19066

Kevin McCullian                  80,000                   1%               0%
1028 Morgan Avenue
Drexel Hill, Pennsylvania  19026

Jon Stone                         8,000                    *               0%
701 Penn. Avenue
Ft. Washington, Pennsylvania  19034

Bruce Ostrow                        400                    *               0%
27 Upland Road
Parkside, Pennsylvania  19015

William F. Burrows                4,000                    *               0%
553 Larkspur Street
Philadelphia, Pennsylvania  19116

Anthony Manginelli                8,000                    *               0%
Gail Nicdermaier
356 North Mount Vernon Circle
Bensalen, Pennsylvania  19020

James Gillespie, Sr.              5,200                    *               0%
108 Stone Road
Laurel Springs, New Jersey  08021

Thomas E. McCullian               4,000                    *               0%
Margaret A. McCullian
1028 Morgan Avenue
Drexel Hill, Pennsylvania  19026

Susan Carey                       8,000                    *               0%
417 Brighton Terrace
Holmes, Pennsylvania  19043

Thomas W. McCullian              80,000                    1%              0%
Maureen McCullian
33 High Street
Sharon Hill, Pennsylvania  19079

Charles J. Baldwin               14,400                    *               0%
Kathy A. Baldwin
 1179 Hilltop Lane
Coatesville, Pennsylvania  19320

Or Shachar                        4,800                    *               0%
205 Ehenezer Avenue
Bala Cynwyd, Pennsylvania  19004

Daniel O. Black                   2,000                    *               0%
419 Perron Boulevard
Maria, Quebec, Canada  GOCIYO

James J. Gennello                40,000                    *               0%
Barbara W. Gennello
201 Cleveland Avenue
Palmyra, New Jersey  08065

Eugene Geyer                     24,000                    *               0%
Linda Larkin Geyer
501 Walnut Ridge Est.
Saratoga, Pennsylvania  19564

Ted Fanelli                       2,800                    *               0%
545 Nicole Drive
Southampton, Pennsylvania  18966

Albert Cipolloni                  2,000                    *               0%
Jeanette Cipolloni
421 Hutchinson Terrace
Holmes, Pennsylvania  19043

Rosemary Gennello                 2,000                    *               0%
1410 Beverly Road
Burlington, New Jersey  08016

Michael Gerace                   68,024                    *               0%
Roseann Gerace
3 Barleycorn Drive
Broomall, Pennsylvania  18008

Susan McGovern                    2,000                    *               0%
11925 Alberta Drive
Philadelphia, Pennsylvania  19154

Joseph F. Trusi                   2,000                    *               0%
Donna L. Trusi
1423 Carrol Brown Way
West Chester, Pennsylvania  19382

Kevin P. Cooney                   2,000                    *               0%
2932  Passmore Street
Philadelphia, Pennsylvania  19149

Timothy E. Hammond                  400                    *               0%
128 Ronway Drive
Avondale, Pennsylvania  19311

James Gillespie, Jr.              4,600                    *               0%
Michael Gillespie
Martins Gillespie
108 Stone Road
Laurel Springs, New Jersey  08021

Edward L. Cole III                   80                    *               0%
2008 S. Mebane Street, Apt. 733-F
Burlington, North Carolina  27215

Linda Evans                          80                    *               0%
915 Rose Avenue
Morton, Pennsylvania  19070

Manoj Khandelwal                  4,000                    *               0%
362 Sprague Road
Penn Valley, Pennsylvania  19072

Susan M. Natalie                  2,000                    *               0%
863 Mckendimen Road
Shamong, New Jersey  08088

Alexander J. Simkiw               4,000                    *               0%
119 Flowers Avenue
Langhorne, Pennsylvania  19047

Patrick McCoy                     4,000                    *               0%
131 East Marshall Street
West Chester, Pennsylvania  19380

John Steven Cigler                4,000                    *               0%
131 East Marshall Street
West Chester, Pennsylvania  19380

Basant K. Khandelwal              4,000                    *               0%
300 Braeburn Glen court
Millersville, Maryland  21108

Robert Olsen                        400                    *               0%
1000 East O. Mg. Road, Apt. E-78
Prospect Park, Pennsylvania  15086

Corbin C. Mendenhall              2,000                    *               0%
300 Ramsay Road
Coatesville, Pennsylvania  19320

Steven J. Vitalo                  2,400                    *               0%
111 Main Street
Blandon, Pennsylvania  19510

Frank L. D'Elia                   4,000                    *               0%
Deborah Love D'Elia
6 Spring Lane
Cludds Ford, Pennsylvania  14317

Joanne T. Burke                  18,000                    *               0%
3068 Mercer
Philadelphia, Pennsylvania  19134

Philip Bonner                     3,000                    *               0%
6701 Chester Avenue
Philadelphia, Pennsylvania  19142

Lachman Dass Gupta                2,000                    *               0%
29 Emerson Drive
Dover, Delaware  19901

Jerome A. Wenger                  8,000                    *               0%
1604 Butter Lane
Reading, Pennsylvania  19606

Gerald and
  Sandra J. Eichhorn             40,000                    *               0%
1000 Garfield Avenue
Palmyra, New Jersey 08065

Hanover Mercantile
     Corp.                       2,000,000                 *               0%
8150 Leesburg Pike, Suite 1200
Vienna, Virginia 22182

Pierce Mill
  Associates, Inc.(4)             250,000                  *               0%
1504 R Street, N.W.
Washington, D.C. 20009

All Selling Securityholders as a
  Group

_______________________

(1) With the exception of Hanover Mercantile Corp. and Pierce Mill Associates, Inc., all the listed securityholders hold shares of Convertible Preferred Stock convertible commencing at the Effective Date hereof at a ratio of eight shares of Common Stock for each share of Convertible Preferred Stock.

(2)  7,807,000 shares issued and outstanding prior to the Offering.

(3) 9,800,000 shares issued and outstanding after the Offering assuming no conversion of any shares of the Convertible
     Preferred Stock or exercise of any Warrants.

(4)  Represents shares underlying the Common Stock Purchase
     Warrant held by the named securityholder.

     In the event the Selling Securityholders receive payment for the sale of their securities, the Company will not receive any of the proceeds of such sales. The Company is bearing all expenses in connection with the registration of the securities of the Selling Securityholders offered herein.

     The Shares owned by the Selling Securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission, which Rule pertains to delayed and continuous offerings and sales of securities. In regard to the Shares offered under Rule 415, the Company has given certain undertakings in
Part II of the Registration Statement of which this Prospectus is a part which, in general, commit the Company to keep this Prospectus current during any period in which offers or sales are made pursuant to Rule
415.

                 DESCRIPTION OF SECURITIES

     The Company has authorized capital of 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of preferred stock. As of the date hereof, the Company has 7,807,000 shares of Common Stock issued and outstanding and 155,815.5 shares of Convertible Preferred Stock outstanding.

Units

     The Company is offering an aggregate of 2,000,000 Units for sale at $5.00 per Unit. Each Unit consists of one share of Common Stock and one Warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock. The Common Stock and Warrants including in the Units are immediately transferable separately after the Effective Date hereof.

11.25% Cumulative Convertible Preferred Stock

      The Company has designated 1,000,000 shares and issued 155,815.5 shares of its preferred stock as 11.25% Cumulative Convertible Preferred Stock.

     The Convertible Preferred Stock is convertible, at the option of the holder, for a period of 24 months beginning on the Effective Date hereof into shares of Common Stock of the Company at a conversion ratio of eight (8) shares of Common Stock for each share of Convertible
Preferred Stock. Upon the expiration of the 24 month conversion period, the remaining Convertible Preferred Stock will be automatically converted into shares of Common Stock under the foregoing terms. The Convertible Preferred Stock is not redeemable by the Company. The holders of the Convertible Preferred Stock have no voting rights.

     Holders of the Convertible Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, out of the funds of the Company legally available therefor, cash dividends at the rate of 11.25% per annum, payable semi-annually on June 30 and December 31 of each year, commencing on the first of such dates to occur after the issue date, unless any such date is a Saturday, Sunday or federal legal holiday. Cash dividends will be paid by the Company for the two year life of the Convertible Preferred Stock. Dividends will be cumulative from the date of first issuance of the Convertible Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. Dividends not paid on the such dates hereof will accrue and be payable, if not prior, at the time of conversion of such stock.

     The Convertible Preferred Stock will be junior as to dividends to any series or class of the Company's stock hereafter issued that ranks senior as to dividends to the Convertible Preferred Stock ("senior dividend stock"), and if at any time the Company has failed to pay or declare and set apart for payment accrued and unpaid dividends on any senior dividend stock, the Company may not pay any dividend on the Convertible Preferred Stock. The Convertible Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Convertible Preferred Stock ("junior dividend stock"), and no dividend (other than dividends payable solely in Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to dividends and as to liquidation rights to the Convertible Preferred Stock) may be paid on, and no purchase, redemption or other acquisition may be made by the Company of, any junior dividend stock unless all accrued and unpaid dividends on the Convertible Preferred Stock have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of the Company's stock having parity with the Convertible Preferred Stock as to dividends ("parity dividend stoc for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Convertible Preferred Stock and may not pay dividends on the Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Convertible Preferred Stock or any parity dividend stock, all dividends declared on the Convertible Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Convertible Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Convertible
Preferred Stock and such parity dividend bear to each other.

     The amount of dividends payable per share of Convertible Preferred Stock for each semi-annual dividend period will be computed by dividing the dividend amount by two. The amount of dividends payable for the initial dividend period and for any period shorter than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Convertible Preferred Stock which may be in arrears.

     In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Convertible Preferred
Stock are entitled to receive the liquidation preference of $ 10 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued that ranks Junior as to liquidation rights to the Convertible Preferred Stock, but holders of the shares of the Convertible Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Convertible Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Convertible Preferred
Stock and all series or classes of the Company's stock hereafter issued that rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share ratable, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     No payment or adjustment shall be ible Preferred Stock on account of any dividends on the shares surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion, and the holder will lose any right to payment of dividends on the shares surrendered for conversion. No fractional shares of common stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based upon the reported last sales price for the shares of Common Stock on the date of conversion.

     The conversion rate will be subject to adjustment in certain events, including: the issuance of stock as a dividend on the common stock; subdivisions or combinations of the common stock; the issuance to all holders of common stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase common stock at a less than current market price (as defined); or the distribution to all holders of common stock of evidences of indebtedness of the Company, cash
(excluding ordinary cash dividends paid out of the Company's retained earnings), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above). No adjustment of the conversion rate will be required to be made until cumulative adjustments amount to one percent or more of the conversion rate as last adjusted; however, any adjustment not made is carried forward.

     The Company from time to time may reduce the conversion rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such change. The
Company may, at its option, make such increases in the conversion rate, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stoevent treated as tax purposes. of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other person, any merger of any person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, then provision shall be made such that the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter; during the period such share of Convertible Preferred Stock shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

Common Stock

     The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.001 par value, of which, as of the date hereof, 7,807,000 are issued and outstanding. Holders of the Common
Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be validly authorized and issued, fully paid and nonassessable.

     The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Noncumulative Voting

     Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of Common Stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Additional Information Describing Stock

     The above descriptions concerning the stock of the Company do not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-Laws which are included as exhibits to the Registration Statement of which this Prospectus is a part and which are available for inspection at the Company's offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of shareholders.

Warrants

     The following is a summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the Warrant Agreement filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Company has issued 2,000,000 Warrants contained in the Units offered hereby. The Warrants contained in the Units may be separately transferred immediately upon the Effective Date hereof.

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.50 per share, subject to adjustment from time to time, for a period of five years commencing on the Effective Date provided that at such time a current prospectus relating to the underlying Common Stock is in effect and the underlying Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The exercise price and maturity date of the Warrants are subject to adjustment at the discretion of the Company.


     The Warrants are subject to redemption by the Company commencing one year from the date of this Prospectus at a price of $.001 per Warrant on 30 days' written notice if the average closing bid price of the Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $8.00 per share (subject to adjustment).

Admission to Quotation to Nasdaq SmallCap Market and NASD OTC
Bulletin Board

     The Company is initially applying for listing of the Shares on the NASD OTC Bulletin Board. The over-the-counter market differs from national and regional stock exchanges in that it (1) is not cited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a Company listing. The Company anticipates that it will trade its securities on the NASD OTC Bulletin
Board until such future time, if at all, that the Company applies and qualifies for admission to quotation on the Nasdaq SmallCap Market.
There can be no assurance that the Company will qualify or if qualified that it will be accepted for admission to quotation of its securities on the NASD SmallCap Market.

     To qualify for admission to quotation on the Nasdaq SmallCap
Market, an equity security must, in relevant summary, (1) be registered under the Securities Exchange Act of 1934; (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid; (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,0000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year then market capitalization must be at least $50,000,000); (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000; (5) have minimum a bid price of $4.00 per share; and (6) have at least 300 beneficial shareholders.

Trading of Shares

     There are no outstanding options, warrants to purchase, or securities convertible into, the shares of the Company. The Company has not agreed with any shareholders, to register their shares for sale, other than for this registration. The Company does not have any other public offerings in process or proposed.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the preferred stock, common stock and warrants of the Company is ______________________.

Reports to Shareholders

     The Company will furnish to holders of the Shares annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. The Company may issue other unaudited interim reports to its shareholders as it deems appropriate.


                   PLAN OF DISTRIBUTION

Arbitrary Determination of Offering Price

     The offering price of the Units has been determined arbitrarily by the Company. Among the factors considered were the Company's potential operations, current financial conditions and financial requirements of the Company, estimates of the business potential and prospects of the Company, the perceived market demand for such services, the economics of the industry in general, the general condition of the equities market, and other factors.

Limited State Registration

     The Company will qualify or register the sales of the Units in states to be selected by the Company. The Company will not accept subscriptions from investors resident in other states. See "RISK
FACTORS--Limited State Offering"

Sale of the Units

     The Company is attempting to locate an underwriter for the sale of the Units. As of the date hereof, the Company has not located any such underwriter and there can be no assurance that the Company will be able to locate an underwriter to do so. In such event, the Units will be offered on a "best efforts" basis through the Company's officers and directors. No sales commission will be paid to any officer or director of the Company. The Company will reimburse its officers and directors for expenses incurred in connection with the offer and sale of the Securities.
The officers and director of the Company are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the Units. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must (1) not be subject to a statutory disqualification; (2) not be compensated in connection with such selling participation by payment of commissions or other remuneration based either directly or indirectly on such transactions; and (3) not be an associated person with a broker or dealer; and (4) (i) restrict participation to transactions involving offers and sale of the securities, and (ii) perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and has not been associated with a broker or dealer for the preceding 12 months, and does not participate in selling an offering of securities for any issuer more than once every 12 months, and (iii) restrict participation to written communications or responses to inquiries of potential purchasers. The officers and directors of the Company intend to comply with the guidelines enumerated in Rule 3a4-1.

Company Use of a Broker-Dealer

     The Company may locate a broker-dealer who may offer and sell the Units on terms acceptable to the Company. If the Company determines to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the Units. The Company anticipates that it would not pay in excess of 10% as a sales commission for any sales of the Units. If a broker-dealer were to sell the Units, it is likely that such broker-dealer would be deemed to be an underwriter of the securities as defined in Section 2(11) of the Securities Act and the Company would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between the Company and such potential broker-dealer. In addition, the Company would be required to file a post-effective amendment to the registration statement of which this Prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms.

     In order to comply with the applicable securities laws, if any, of certain states, the Securities will be offered or sold in such states through registered or licensed brokers or dealers in those states.

Sale of the Selling Securityholder Shares

     The Company will not receive the proceeds of any sale of securities by the Selling Securityholders pursuant to this Prospectus. The Selling Securityholder Securities may be sold to purchasers from time to time directly by and subject to the discretion of the Selling Securityholders. The Selling Securityholders may from time to time offer their securities for sale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents. Any underwriters, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the 1933 Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the 1933 Act.

     At the time a particular offer is made by or on the behalf of the Selling Securityholders, a Prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of Common Stock and other securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Securities purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders, any discounts, commissions or concessions allowed, reallowed or paid to dealers, and the proposed selling price to the public.

     The securities sold by the Selling Securityholders may be sold fring price that is fixed or that may vary from transaction to transaction depending upon the time of sale or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and any underwriters.

     In order to comply with the applicable securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which the Company has complied.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder in connection with transactions in the securities during the effectiveness of the Registration Statement of which this Prospectus is a part.

     The Company will pay all of the expenses incident to the registration of the securities of the Selling Securityholders (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.


                      LEGAL MATTERS

Legal Proceedings

     The Company is not a party to any litigation and management has no knowledge of any threatened or pending litigation against the Company.

                          EXPERTS

     The financial statements in this Prospectus have been included in reliance upon the report of McBride, Shopa and Company, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                   AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange
Commission (the "Commission") a Registration Statement on Form S-1
(the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information contained in the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement contained in this Prospectus with respect to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for its complete terms and conditions.

     The Company will be subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith will file reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied on the Commission's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional
Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. 60661-2511. Such material can also be inspected at the New York, Boston, Midwest, Pacific and Philadelphia Stock Exchanges. Copies can be obtained from the Commission by mail at prescribed rates. Request should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required by law.




                          FINANCIAL STATEMENTS

                              HDN, INC.
                     (A DEVELOPMENT STAGE COMPANY)
                         FINANCIAL STATEMENTS
                             JUNE 30, 1997


                                INDEX


Page

AUDITORS= REPORT                        1

FINANCIAL STATEMENTS

  Balance Sheet                         2-3

  Statement of Operations               4

  Statement of Stockholders= Equity     5

  Statement of Cash Flows               6

  Notes to Financial Statements         7-17

                        Independent Auditors Report


To the Members
HDN, Inc.
Greenville, Delaware

We have audited the accompanying balance sheet of HDN, Inc. (a development stage company) as of June 30, 1997 and the related statements of operations, stockholders= equity, and cash flows for the period from inception (December 16, 1996) to June 30, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HDN, Inc. (a development stage company), as of June 30, 1997 and the results of its operations, changes in stockholders= equity and cash flows for the period from inception (December 16, 1996) to June 30, 1997.


Wilmington, Delaware
August 29, 1997


                              HDN, INC.
                  (A DEVELOPMENT STAGE COMPANY)
                           BALANCE SHEET
                          JUNE 30, 1997

ASSETS

CURRENT ASSETS
  Cash                               $ 516,955
  Due from stockholders                    100
  Employee loan                            400

TOTAL CURRENT ASSETS                                $ 517,455

PROPERTY AND EQUIPMENT
  Equipment                          $   6,774
  Furniture and fixtures                   369
                                                        7,143
DEPOSITS ON EQUIPMENT AND FURNITURE                    47,496

    TOTAL PROPERTY AND EQUIPMENT                       54,639

OTHER ASSETS
  Security deposits                                     9,000

TOTAL ASSETS                                         $581,094

                               LIABILITIES

CURRENT LIABILITIES
  Accounts payable                    $71,053
  Accrued expenses                     58,386
    TOTAL CURRENT LIABILITIES                       $129,424

COMMITMENTS                                              -


                       STOCKHOLDERS EQUITY

COMMON STOCK, $.001 par value,
  20,000,000 shares authorized,
  7,800,000 shares issued
  and outstanding                    7,800

PREFERRED STOCK, 11.25% cumulative
  convertible, $.001 par value,
  1,000,000 shares authorized,
  81,300 shares issued and
  outstanding                           81

ADDITIONAL PAID-IN CAPITAL         684,161

DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE               (240,372)

TOTAL STOCKHOLDERS' EQUITY                       451,670

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 581,094

See notes to financial statements.

HDN, INC.
                      (A DEVELOPMENT STAGE COMPANY)
                         STATEMENT OF OPERATIONS
                FOR THE PERIOD FROM INCEPTION (DECEMBER 16, 1996)
                          TO JUNE 30, 1997


REVENUE                    $    -


OPERATING EXPENSES
  Bank charges                  93
  Consulting and fees       20,454
  Licenses                  75,050
  Office expenses              776
  Other expenses            12,135
  Production costs          24,500
  Professional fees            640
  Rent                       3,600
  Repairs and maintenance    1,261
  Salaries                  58,371
  Supplies                   1,460
  Telephone and pagers       7,602
  Travel and entertainment  34,430

    TOTAL OPERATING EXPENSES                     240,372

NET LOSS                                        $240,372


LOSS PER SHARE
  Primary                   $   0.03
  Fully diluted             $   0.03

See notes to financial statements.

HDN, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 STATEMENT OF STOCKHOLDERS' EQUITY
           FOR THE PERIOD FROM INCEPTION (DECEMBER 16, 1996)
                        TO JUNE 30, 1997

                                                                   Deficit
                                                                  Accumulated
                       Common Stock      Preferred   Additional   During the
                     $.001 Par Value     $.001 Par     Paid-In    Development
                                         Value         Capital        Stage
                    Shares    Amount  Shares  Amount
Common stock,
 shares issued for
 cash and services
 rendered         7,800,000  $ 7,800

Preferred stock,
 shares issued for
 cash net of
 issuance costs
 of $128,758                            81,300  $ 81   $684,161

Net loss, for the
  period from
  inception (December
  16, 1996) to
  June 30, 1997________                                             $(240,372)

                7,800,000  $ 7,800     81,300  $   81  $ 684,161    $(240,372)

See notes to financial statements.

HDN, INC.
                      (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION (DECEMBER 16, 1996)
                           TO JUNE 30, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                          $(240,372)
    Adjustments to reconcile net
      loss to net cash used in
      operating activities:
        Depreciation and amortization                      -
        Consulting and fees                              2,500
        (Increase) decrease in:
          Employee loan                                   (400)
        Increase (decrease) in:
          Accounts payable                               71,053
          Accrued expenses                               58,371

    NET CASH USED BY OPERATING ACTIVITIES              (108,848)

CASH FLOWS FROM INVESTING ACTIVITIES
  Equipment purchases and deposits                      (54,639)
  Security deposits                                      (9,000)

    NET CASH USED BY INVESTING ACTIVITIES               (63,639)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from stock issuance                      689,442

    NET CASH PROVIDED BY FINANCING ACTIVITIES           689,442

NET CHANGE IN CASH                                      516,955

CASH, Beginning of period                                  -

CASH, End of period                                   $ 516,955

SUPPLEMENTAL DISCLOSURES

  Noncash financing activity:
    Common stock issued for
      professional services
      rendered                                        $   2,500

See Notes to financial statements

HDN, INC.
                      (A DEVELOPMENT STAGE COMPANY)
                      NOTES TO FINANCIAL STATEMENTS
                              JUNE 30, 1997


NOTE 1        THE COMPANY

        HDN, Inc. (the Company) was incorporated on December 16, 1996 in the state of Delaware. The Company has secured copyright and trademark rights to develop, own and operate a new, unique and high-technology approach to dating. By using the infomercial concept, which is ordinarily 30 to 60 minutes of paid TV programming, the Company will provide a forum where individuals can be interviewed and develop a short, brief video about themselves and their interest in dating. That video will then air on the Home Dating Network infomercial. Interested parties can then call into a voice mailbox system, leaving his or her confidential information in accordance with voice mail instructions. As the interested party creates the voice message, he or she will be able to leave a detailed description of themselves as prescribed by the Home Dating Network and the video participant. This allows the entire process to be elevated to new heights and into the next century.

        The Company is in the development stage and its efforts through June 30, 1997 have been principally devoted to organizational activities, product development, and raising capital. As such, the accompanying financial statements should not be regarded as typical for normal operating periods. The Company anticipates that it will incur substantial additional losses during its developmental stage which is expected to continue to the end of 1997. The Company is a December 31 year end.

        The Company has issued 81,300 shares of its 11.25% cumulative convertible preferred stock in a private placement in exchange for $684,242 in cash, which is net of $128,758 in issuance costs. Following the closing of this private placement, the Company intends to file a Form S-1 Registration Statement with The Securities and
HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997




        THE COMPANY (Cont=d.)

        Exchange Commission for a proposed initial public offering of 2,000,000 shares of common stock at $5.00 per share. The Company anticipates that its proposed initial public offering will be filed within approximately 90 days following the closing of its private placement. The expected gross total to be raised from these offerings is $10,000,000, general market conditions and other factors permitting. The net proceeds of the preferred stock are intended to develop and produce infomercials, to develop a highly effective and motivational marketing campaign, to acquire air time on targeted television and cable networks, and to cover its operational and overhead expenses. The net proceeds of the common stock are intended for significant capital expenditures and working capital.



NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

        This summary of significant accounting policies is presented to assist in understanding the Company=s financial statements. The financial statements are representations of the Company=s management who are responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

        Business Activity and Credit Risk Concentration

        Revenue will be generated primarily from broadcast revenue, which is the Company=s share of earnings from the 900 number used by the interested party to call into the voice mailbox system in response to a specific
HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997




        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Cont=d.)

        Business Activity and Credit Risk Concentration (Cont=d.)

        video. The Company expects minimal credit risk from broadcast revenunsored events and features.

        Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents for the purposes of determining cash flows.

        The Company has cash balances at financial institutions amounting to $516,955 with bank balances of $567,658 as of June 30, 1997. The bank balances are covered by federal depository insurance up to $164,640.

        Property and Equipment and Depreciation

        Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight line method. There was no depreciation expense for the period because the assets had not yet been placed in service.

        Revenue Recognition

        Broadcast revenue will be recognized in the period the 900 number is used. Membership fees will be recognized over the membership period.

HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997




        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Cont=d.)

        Accounting Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


        Income Taxes

        The Company incurred a net operating loss for the developmental period ended June 30, 1997. The Company expects to have a net loss for the year ended December 31, 1997. No tax prosses can be carried forward to offset future taxable income until 2012.


        Lossing of 7,812,444 shares. This calculation assumes the conversion of the preferred stockon stock equivalent and is included in the calculation of both loss per share amounts.
H

        The Company is considered a development stage company because as of June 30, 1997 it has not begun operations and it has primarily devoted all of its efforts to establishing its new business.



NOTE 3        RELATED PARTY TRANSACTIONS

        The Company has licensed the trademarks and servicemarks, including the name AHome Dating Network@, from the Home Dating
Network, L.L.C., a Delaware L.L.C. owned by the Chief Executive
Officer and President of the Company. Although the license agreement is not an arm=s-length transaction, the Company deems the licensing fee and royalty fee are deemed reasonable and customary in the industry.



NOTE 4        TRADEMARKS, COPYRIGHTS AND LICENSES

        The Company has entered into an exclusive non-assignable and non-transferable worldwide licensing agreement with The Home Dating Network, L.L.C. (the AL.L.C.@), a Delaware limited liability company, to license the copyrighted AHome Dating Network@ logo and servicemarks. The Company acquired the rights and the overall concept for the Home Dating Network from the L.L.C., together with existing video productions and formats, pursuant to an agreement executed between the two entities. The agreement continues in effect until the expiration date of the last to expire of the licenses trademarks and copyrights at which time no additional royalties will be due to the L.L.C. for the

HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997


        TRADEMARKS, COPYRIGHTS AND LICENSES (Cont=d.)

        use of such logo and trademarks. The agreement requires the payment by the Company to the L.L.C. of a licensing fee of $150,000 for the initial year of use and an annual royalty fee to the greater of (i) 1% of the annualized net earnings derived by the Company or (ii) $100,000. In the event that the Company fails to pay the licensing or royalty fees, the L.L.C. may terminate the licensing agreement upon written notice to the Company. The Company has a 30-day period in which to cure any such failure to make payment on the fees. The Company has paid $12,000 toward the licensing payment to the L.L.C.



NOTE 5        DUE FROM STOCKHOLDERS

        Due from stockholders represents a temporary advance to a stockholder. The Company expects to collect these funds within the current fiscal year.



NOTE 6        COMMITMENTS

        The Company has been assigned a contract from HDN, L.L.C., a consulting agreement dated November 1, 1996. The consulting contract is with Hanover Mercantile Corporation (the Consultant). The Consultant will assist the Company in raising funds to implement its business plan and for a possible Private and Initial Public Offering. The Consultant will advise the Company on approaches, strategies, procedures, and structures relating to participation by financing sources. The Consultant shall also identify and qualify financing sources, and participate in related HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997




        COMMITMENTS (Cont=d.)

        discussions and negotiations. The Consultant will be entitled to compensation at a rate of five percent of the amount of funding contributed to the Company by financing sources. In the event of a funded offering, the Company will engage the Consultant for renewable two year periods to provide public relations services at a rate of $5,000 per month plus expenses. The Consultant owns 2,000,000 shares of the outstanding common stock.



NOTE 7        DESCRIPTION OF SECURITIES

        Preferred Stock

        The Company issued 81,300 shares of its Preferred Stock in a private placement at $10 per share. The maximum number of shares offered in their private placement was 1,000,000 shares. The Preferred Stock is convertible, at the option of the holder, for a period of 24 months beginning on the effective date of the proposed initial public offering into common voting shares of the Company at a conversion ratio of eight (8) shares ofitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rate of 11.25% per annum, payable semi-annually on June 30 and December 31 of each year, commencing on the first of such dates to occur after the issue date.
HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997




        DESCRIPTION OF SECURITIES (Cont=d.)

        Preferred Stock (Cont=d.)

        Dividends will be cumulative from the date of first issuance of the Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors.

        The Preferred Stock will have priority as to dividends over the common stock and any other series or class of the Company=s stock hereafter issued that ranks junior as to dividends to the Preferred Stock (Ajunior dividend stock@), and no dividend (other than dividends payable solely in common stock or any other series or class of the Company's stock hereafter issued which ranks junior as to dividends and as to liquidation rights to the Preferred Stock) may be paid on, and no purchase, redemption or other acquisition may be made by the Company of, any junior dividend stock unless all accrued and unpaid dividends on the Preferred Stock have been paid or declared and set apart for payment.

        In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive the liquidation preference of $10 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common
Stock or any other series or class of the Company=s stock hereafter issued that ranks Junior as to liquidation rights to the Preferred Stock. After payment in full of the liquidation preference of the shares of the

HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997


        DESCRIPTION OF SECURITIES (Cont=d.)

        Preferred Stock (Cont=d.)

        Preferred Stock, the holders of suc stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefore when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders.

        Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.

HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997




        DESCRIPTION OF SECURITIES (Cont=d.)

        Common Stock (Cont=d.)

        The Company currently has 7,800,000 shares of common stock issued and outstanding. Of these shares, none are freely tradable without restriction or registration under the Act. All of the shares (ARestricted Shares@) were issued and sold by the Company pursuant to the Aprivate placement@ exemptions under Regulation D and/or Section 4(6) of the Act, as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her Restricted Shares for at least one year, including persons who may be deemed Aaffiliates@ of the Company, as that term is defined under the Act, would be entitled to sell in broker=s transactions within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company=s common stock or the average weekly trading volume in the over-the-counter market in the Company=s common stock during the four calendar weeks preceding such sale. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned his or her Restricted Shares for at least one year, would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above, provided that certain public information concerning the Company as required by the Rule is available.

HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 1997



NOTE 8        LEASE COMMITMENT

        The Company leases an office facility under a non-cancelable operating lease which expires in June 2000. The lease requires monthly rental payments of $3,000 for the first year with a provision for annual increases of five percent or the increase in the consumer price index, whichever is greater, but not to exceed twelve percent. The Company has an option of renewing the lease for an additional three year term.

        The approximate minimum future rental payments under this operating lease, as of June 30, 1997 are as follows:

Year Ending June 30,

      1998    $36,000
      1999    $37,800
      2000    $39,690

  No dealer, salesman or any other person has been authorized to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by the Company or by any of the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                  ------------------------

                      TABLE OF CONTENTS
Prospectus Summary
The Company
Risk Factors
Distribution
Business
Use of Proceeds
Dilution
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations
Management
Conflicts of Interest
Principal Stockholders
Description of Capital Stock
Legal Proceedings
Legal Matters
Experts
Index to Financial Statements

      Until 90 days after the release of the registered securities from the Escrow Account, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when Acting as underwriters and with respect to their unsold allotments or subscriptions.









                         H D N, INC.



            2,000,000 Units, 2,000,000 Shares of
            Common Stock and 2,000,000 Redeemable
               Warrants contained in the Units
               and 2,000,000 Shares of Common
               Stock underlying such Warrants














                         ----------
                         PROSPECTUS
                         ----------




                     January ____, 1998




                   =======================

                           PART II

         INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

   Filing Fee - Securities and Exchange Commission   $ 8,100
   Fees and Expenses of Accountants                   20,000
   Fees and Expenses of Counsel                      100,000
   Blue Sky Fees and Expenses                          1,000
   Printing and Engraving Expenses                       500
   Miscellaneous Expenses                                500

     Total                                          $130,000(2)


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for actf the State of Delaware, or (iv) for any transaction from which the director derived an improper personal
benefit.   The Company's Certificate of Incorporation contains such a provision.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     As listed below, the Company issued shares of its Common Stock par value $.001 per share to the following individuals or entities for the consideration as listed in cash. The sales were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Date               Name                         Shares          Consideration

     On January 1, 1997, the Company issued 7,800,000 shares of its Common Stock to eight persons, including the officers and directors of the Company, in a private placement transaction for aggregate consideration of $7,800, its par value.

1/1/97               Norma Veach                    2,650,000        $ 2,650
1/1/97               Donald Mattei                  2,650,000          2,650
1/1/97               Hanover Mercantile
                         Corporation                2,000,000          2,000
1/1/97               Jitendra R. Shah                 100,000            100
1/1/97               John Geuting                     100,000            100
1/1/97               Dallas Winslow                   100,000            100
1/1/97               Darleen Hansen                   100,000            100
1/1/97               Robert Veach                     100,000            100
12/10/97             Charles Esham & Bruce Sokoloff     2,000              2
12/10/97             Michael London                     5,000              5
12/10/97             Kim Hall                           1,000              1

Sales of Preferred Shares made pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended:

5/1/97               Marshall G. Long                    500         $ 5,000
5/1/97               Ronald E. Yun                       250           2,500
5/1/97               Donald A. Bratton                 1,000          10,000
5/1/97               Jerry L. Long                       250           2,500
5/1/97               Albert F. Anft III                1,000          10,000
5/1/97               John DiLemme                      4,000          40,000
5/1/97               Ronald D. Maloney                 6,250          62,500
5/1/97               Robert J. Maloney                 4,000          40,000
5/1/97               Pete C. Moncheck                  3,750          37,500
5/1/97               Marc D'Anna                      40,000         400,000
5/1/97               Gary A. Owings                      250           2,500
5/1/97               C. John Thomson                     500           5,000
6/12/97              Darrel Seahorn                      500           5,000
6/12/97              Morgan H. Waldron Jr.             2,500          25,000
6/12/97              Peggy E. Brady
                    Chester E. Sajewski Jr.              350           3,500
6/12/97              G. Steve Waldron                  1,000          10,000
6/12/97              Jesse L. Thomas                     250          2,500
6/12/97              Richard Z. Hricak                 1,000          10,000
6/12/97              Mary C. Cardisco                    250          2,500
6/25/97              Michael Manzo                       300          3,000
6/25/97              Gary Meglino                        500          5,000
6/25/97              Carlo Schiattraella               2,000          20,000
6/25/97              Ronald Schoff                       250          2,500
6/25/97              Daniel P. Maloney                 2,500          25,000
6/25/97              Donald S. Haltli                  2,000          20,000
8/14/97              Michael Master                      500          5,000
8/14/97              Christopher S. Duff               1,100          11,000
8/14/97              Carolyn W. Christy                   50          500
8/14/97              Albert Cipolloni Jr.                125          1,250
8/14/97              George J. Cipolloni Jr.             125          1,250
8/14/97              Joseph J. De Simone               1,100          11,000
8/14/97              Frederick W. Ryder Jr.              250          2,500
8/14/97              Brenda L. Evans                     250          2,500
8/12/97              Joseph A. Cipolloni                 250          2,500
9/5/97               Doug Mollo                          250          2,500
9/5/97               Rebecca Jones                       100          1,000
9/5/97               P.R. Matthews                       500          5,000
9/5/97               Patricia A. Yarusso                 500          5,000
9/5/97               William F. Nyce                     250          2,500
9/5/97               Blanche A. Elbourne                 300          3,000
11/1/97              Benny Chetcuti, Jr.                 500          5,000
11/1/97              Mark S. Monchek                     500          5,000
11/1/97              John Young                           62.5          625
11/10/97             Keith F. Anderson                   500          5,000
11/10/97             Michael Gerace                    1,500          15,000
11/10/97             David L. Chua                     1,000          10,000
11/10/97             Edward L. Cole, Jr.                 440          4,250
11/10/97             Anthony W. Carapella, Jr.         2,000          20,000
11/10/97             David O. Moore                      500          5,000
11/20/97             Mary L. Catona                    1,250          12,500
11/20/97             Susan V. Daywitt                  1,250          12,500
11/20/97             Judyann S. Gillespie                630          6,300
11/20/97             Marie T. Carey                      250          2,500
11/20/97             Elva M. Bernard                     250          2,500
11/20/97             Joseph Gillen                       500          5,000
11/20/97             Dale H. Wyeth                       500          5,000
11/20/97             Norman A. Leopold                   250          2,500
11/20/97             John Geuting                      1,000          10,000
12/1/97              Mary Green                          500          5,000
12/1/97              Jack Kouzi                        2,310          23,100
12/1/97              Kevin McCullian                  10,000          100,000
12/1/97              Jon Stone                         1,000          10,000
12/1/97              Bruce Ostrow                         50          500
12/1/97              William F. Burrows                  500          5,000
12/1/97              Anthony Manginelli                1,000          10,000
12/1/97              James Gillespie, Sr.                650          6,500
12/1/97              Thomas E. McCullian                 500          5,000
12/1/97              Susan Carey                       1,000          10,000
12/1/97              Thomas W. McCullian              10,000          100,000
12/1/97              Charles J. Baldwin                1,800          18,000
12/1/97              Or Shachar                          600          6,000
12/1/97              Daniel O. Black                     250          2,500
12/1/97              James J. Gennello                 5,000          50,000
12/1/97              Eugene Geyer                      3,000          30,000
12/1/97              Ted Fanelli                         350          3,500
12/1/97              Albert Cipolloni                    250          2,500
12/1/97              Rosemary Gennello                   250          2,500
12/1/97              Michael Gerace                    8,503          85,030
12/1/97              Susan McGovern                      250          2,500
12/1/97              Joseph F. Trusi                     250          2,500
12/1/97              Kevin P. Cooney                     250          2,500
12/1/97              Timothy E. Hammond                   50          500
12/1/97              James Gillespie, Jr.                575          5,750
12/1/97              Edward L. Cole III                   10          100
12/1/97              Linda Evans                          10          100
12/1/97              Manoj Khandelwal                    500          5,000
12/1/97              Susan M. Natalie                    250          2,500
12/1/97              Alexander J. Simkiw                 500          5,000
12/1/97              Patrick McCoy                       500          5,000
12/1/97              John Steven Cigler                  500          5,000
12/1/97              Basant K.Khandelwal                 500          5,000
12/1/97              Robert Olsen                         50          500
12/1/97              Corbin C. Mendenhall, Jr.           250          2,500
12/1/97              Steven J. Vitalo                    300          3,000
12/1/97              Frank L. D'Elia                     500          5,000
12/1/97              Joanne T. Burke                   2,250          22,500
12/1/97              Philip Bonner                       375          3,750
12/1/97              Lachman Dass Gupta                  250          2,500
12/1/97              Jerome A. Wenger                  1,000          10,000
12/1/97              Gerald Eichhorn                   5,000          50,000

12/31/97 Pierce Mill Associates, Inc., 5-year warrant exercisable for the purchase of 250,000 shares of common stock of the Company at an exercise price of $1.00 per share.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     Exhibits

3.1          Certificate of Incorporation

3.2           By-Laws of the Company
4.1*             Form of Common Stock Certificate

4.2*          Form of Warrant and Warrant Agreement

5.1*          Opinion of Cassidy & Associates

10.1*          Licensing Agreement

10.2*          Agreement with American Television Time, Inc.

24.1        Consent of Accountant

24.2*           Consent of Cassidy & Associates (included in Exhibit 5)

27*         Financial Data Schedule
---------------

*      To be filed by Amendment.

(b) The following financial statement schedules are included in this Registration Statement.

            None.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and wi issue.

    (c)   The undersigned registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, H D N, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware on the 24th day of December, 1997.


                              H D N, INC.


                              By:  /s/ Donald Mattei
                                  Donald Mattei,
                                   President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                          Title           Date


/s/ Norma L. Veach        Director,                    12/24/97
                          Chief Executive Officer



/s/ Donald Mattei         Director, President           12/24/97


/s/ Heatherlynn Colburn   Director                       12/23/97

/s/ Jitendra R. Shah      Director                       12/24/97

/s/ Hector I. Hernandez   Director                       12/23/97

/s/ Robert Veach          Director                        12/24/97